SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

SBE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of the Registrant (the “Common Stock”).
(2)	Aggregate number of securities to which transaction applies: 2,561,050
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $2.22
(4)	Proposed maximum aggregate value of transaction: $5,685,531
(5)	Total fee paid: $1,137.11
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee  was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

SBE, Inc.

 [_____________], 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc. to be held on [___________], 2005 at the Company’s offices located at 2305 Camino Ramon, Suite 200, San Ramon, California 94583. The meeting will begin promptly at 9:00 a.m., Pacific Daylight Time.

The items of business to be considered at the meeting are listed in the following Notice of Special Meeting and are more fully addressed in the proxy statement included with this letter. The items you will be asked to approve at the meeting relate to our proposed acquisition of PyX Technologies, Inc. and a proposed private placement of shares of our common stock and warrants to purchase shares of our common stock.

SBE is making several moves to maximize opportunities in two dynamic markets, Internet Protocol, or IP, storage and Voice-Over IP, or VoIP. Technology is changing, and companies that grow in the future are those who are able to accept and adapt to change. Multiple factors in today’s business landscape are driving technology demands for storage and VoIP, and the proposed PyX acquisition gives SBE the opportunity to make a difference.

Industry experts in storage and VoIP project market growth that justifies our efforts in these markets. Internet Small Computer System Interface, or iSCSI, enables remote access to secure multi-terabyte storage via desktops, laptops, PDAs, or other mobile devices, and offers significant cost savings over existing storage alternatives. Recent reports from International Data Corporation (IDC) indicate that the iSCSI market grew from $18 million in 2003 to $113 million in 2004. Furthermore, IDC forecasts the IP storage area network, or SAN, market to reach $296 million in 2005 and $2.7 billion by 2008.

In my 20 years of sales and marketing experience in this industry, I’ve learned that there is a direct correlation between product uniqueness, customer demands relative to timing, and revenue success. Through months of research, testing, and customer evaluations, we have concluded that PyX’s technology has unique fault-tolerant features essential for the success of iSCSI that are not found in competitive solutions today. We believe our acquisition of PyX will enable SBE to approach IP storage in a three-tier manner: to sell the iSCSI software separately; to sell storage hardware separately; and lastly, to combine the software with our TCP/IP Offload Engines, or TOE, hardware for integrated, “best-of breed” original equipment manufacturer, or OEM, solutions.

Timing and execution are our focus henceforth. Our goal is to become a leading provider of IP storage solutions to the OEM market. Concurrently, we continue to nurture the business with our current customers in the communications markets, and target those customers who have been key to SBE’s past success.

Our board of directors carefully considered the proposed merger and private placement and recommends that you vote in favor of these transactions. SBE’s strong management staff and team of employees are ready to execute on these corporate initiatives. We are excited about the opportunities for the combined company and believe that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting. Please date, sign, and return your proxy card promptly in the enclosed envelope to ensure that your shares will be represented and voted at the special meeting, even if you cannot attend. If you attend the special meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your investment in and continued support of SBE, Inc.

Sincerely,

/s/ Dan Grey

Dan Grey
President and Chief Executive Officer

SBE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [__________], 2005

To the Stockholders of SBE, Inc.:

You are cordially invited to attend the Special Meeting of Stockholders of SBE, Inc., a Delaware corporation (the “Company”). The meeting will be held on [________], 2005 at 9:00 a.m., local time, at the Company’s offices located at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, for the following purposes:

(1) To approve a merger agreement between us and PyX Technologies, Inc., the merger of PyX with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC, and the issuance of 2,561,050 shares of our common stock to the PyX shareholders and the assumption of options to purchase up to an additional 2,038,950 shares of our common stock in the proposed merger;

(2) To approve the form of unit subscription agreement and the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock for aggregate gross proceeds to us of $5,150,000 in a private placement; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 29, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
[________], 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO VOTE IN PERSON.

TABLE OF CONTENTS

PAGE

FORWARD-LOOKING STATEMENTS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SUMMARY TERM SHEET FOR THE MERGER AND PRIVATE PLACEMENT	6
RISK FACTORS	13
Risk Relating to the Transactions	13
Risk Relating to the Company after the Transactions	14
Risks Related to PyX’s Business	15
THE COMPANIES	16
SBE	16
PyX	16
THE MERGER AND THE PRIVATE PLACEMENT	17
Background of the Merger and the Private Placement	17
Reasons for the Merger and the Private Placement	19
Opinion of Our Financial Advisor	21
Regulatory Approvals Relating to the Transactions	28
Dissenters’ Rights Relating to the Transactions	28
Interests of Certain Persons in the Transactions	28
PROPOSAL 1 - APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK AND ASSUMPTION OF OPTIONS TO PURCHASE SHARES OF OUR COMMON STOCK IN THE MERGER	29
General	29
Effective Time of the Merger	29
Treatment of Stock Options	29
Surrender and Exchange of Share Certificates	30
Escrow	30
Representations and Warranties	30
Certain Covenants	32
Indemnification	35
Conditions Precedent	35
Termination	36
Waivers	36
Amendments	37
Fees and Expenses	37
Accounting Treatment of the Merger	37
Shareholder Agreement	37
Voting Agreement	38
Past Contacts, Transactions or Negotiations	38
Recommendation of our Board of Directors	38
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	39
Unaudited Pro forma Consolidated Financial Statements of SBE	40
SELECTED FINANCIAL DATA OF PYX	43
DESCRIPTION OF PYX’S BUSINESS	44
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PYX	46
PROPOSAL 2 - APPROVAL OF THE UNIT SUBSCRIPTION AGREEMENT AND THE ISSUANCE OF SHARES OF SERIES A PREFERRED STOCK IN THE PRIVATE PLACEMENT	49
General	49
Per Unit Purchase Price	50
Closing of the Private Placement	50
Representations and Warranties	50
Certain Covenants	52
Indemnification	52
Conditions Precedent	52
Warrants	52
Investor Rights Agreement	52
Registration Rights	53
The Voting Agreement	53
OTHER MATTERS	54

-i-

Except as otherwise specifically noted, “SBE,” “we,” “our,” “us” and similar words in this proxy statement refer to SBE, Inc. and its subsidiaries. References to “PyX” shall mean PyX Technologies, Inc.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Words such as “may,” “will,” “should,” “estimates,” “predicts,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. You are cautioned that these forward-looking statements reflect management's estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under “Risk Factors” and elsewhere in this proxy statement. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	the extent of our ability to integrate the operations of PyX with our own operations;

•	our ability to develop and market the Internet Small computer System Interface, or iSCSI, software;

•	the effect of any unknown liabilities of PyX that materialize after the transactions;

•	the effect of the transactions on our market price;

•	the factors discussed under “Risk Factors,” beginning on page [___]; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, or SEC, including our annual report on Form 10-K for our fiscal year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended January 31, 2005, copies of which accompany this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C., 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to SBE. PyX has supplied all information in this proxy statement relating to PyX. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has supplied the information regarding its fairness opinion.

SBE, INC.
2305 Camino Ramon, Suite 200
San Ramon, California 94583

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [_________], 2005

The Special Meeting of Stockholders of SBE, Inc. will be held on [_______], 2005, at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, beginning promptly at [____] a.m., local time. The enclosed proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to holders of our common stock on or about [______], 2005.

QUESTIONS ABOUT THE MERGER AND THE PRIVATE PLACEMENT

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Who can vote at the special meeting?

Only stockholders of record at the close of business on [_______], 2005 will be entitled to vote at the special meeting. On this record date, there were _____ shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on [________], 2005 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on [________], 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

You are being asked to vote on the following matters relating to our proposed merger with PyX and the proposed private placement of shares of our common stock:

Proposal 1 — To approve a merger agreement between PyX, PyX Acquisition Sub, LLC, our newly-formed, wholly owned subsidiary (referred to in the proxy statement as “Merger Sub”) and us and the transactions contemplated by the merger agreement, including the merger of PyX with and into Merger Sub, the issuance of 2,561,050 shares of our common stock to the PyX shareholders, and the assumption of options to purchase up to an additional 2,038,950 shares of our common stock; and

Proposal 2 — To approve the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, in a private placement pursuant to the terms of a unit subscription agreement between AIGH Investment Partners, LLC and certain other unaffiliated purchasers and us.

Each of the merger and the private placement is conditioned upon our receipt of stockholder approval of each of Proposals 1 and 2. If we do not obtain stockholder approval of each of these proposals, we will not be able to consummate the merger or the private placement. We refer to the merger and the private placement collectively in this proxy statement as the transactions.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of [_________], 2005.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be treated as broker non-votes and will have the same effect as “Against” votes.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Secretary at 2305 Camino Ramon, Suite 200, San Ramon, California 94583; or

•	You may attend the special meeting and vote in person. However, simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What will happen in the merger?

In the merger, PyX will be merged with and into Merger Sub. Merger Sub will then be the surviving entity. PyX will cease to exist as a separate entity and we will continue as the sole member of Merger Sub. As consideration for the merger, we will issue 0.46 of a share of our common stock to the PyX shareholders for each share of PyX common stock outstanding as of the effective time of the merger. In addition, we will assume each stock option that is then outstanding under PyX’s 2005 Stock Plan, whether vested or unvested, in accordance with the existing terms of that plan and the applicable stock option agreement. We will issue a total of 2,561,050 shares of our common stock in consideration of the shares of PyX common stock outstanding as of the effective time of the merger. In addition, we will assume options to purchase an additional 2,038,950 shares of our common stock.

What will happen in the private placement?

In the private placement, we will issue units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, pursuant to a unit subscription agreement between us, AIGH Investment Partners LLC and certain other unaffiliated investors.

When do you expect the merger and private placement to be completed?

We plan to complete the transactions as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What risks should I consider in evaluating the merger and private placement?

You should consider the risks described under the heading “Risk Factors” beginning on page[ ___].

How many votes are needed to approve each proposal?

To be approved, each of Proposal 1 (to consider and vote on the merger, the related merger agreement, the issuance of shares of our common stock and the assumption of options to purchase shares of our common stock in the merger) and Proposal 2 (to approve the unit subscription agreement and the issuance of shares of our common stock and warrants to purchase shares of our common stock in the private placement) must receive a “For” vote from the majority of the outstanding shares present and voting at the special meeting, either in person or by proxy. If those present do not vote, or abstain from voting, it will have the same effect as an “Against” vote. In addition, Broker non-votes will have the same effect as “Against” votes.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented either by stockholders present at the meeting or by proxy. On the record date, there were [_____] shares of SBE common stock outstanding and entitled to vote. Thus, at least[ _____] shares must be represented either by stockholders present at the meeting or by proxy in order to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Does the board of directors recommend approval of the proposals at the special meeting?

Yes. After careful consideration, our board of directors recommends that our stockholders vote FOR each of the proposals.

Who can help answer my questions about the proposals?

If you have additional questions about these proposals, you should contact David Brunton, our chief financial officer, at (925) 355-2000.

How can I find out the results of the voting at the special meeting?

Preliminary voting results may be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter in which the special meeting occurs.

SUMMARY TERM SHEET
FOR THE MERGER AND PRIVATE PLACEMENT
(Proposals 1 and 2)

The following summary, together with the previous question and answer section, provides an overview of the proposed merger and private placement discussed in this proxy statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. This summary may not contain all of the information that is important to you. To understand the proposed merger and private placement fully, and for a more complete description of the terms of the proposed merger and private placement, you should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (see page[ ___])

SBE

We develop and provide network communications and storage solutions for original equipment manufacturers, or OEMs, in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

PyX

PyX Technologies, Inc. is a development-stage technology company focused on the development, implementation and sale of Internet Small Computer System Interface, or iSCSI, software as an economical and efficient data storage alternative for enterprises and organizations. PyX currently has two Linux-based products that have been completed - the iSCSI Initiator and the iSCSI Target. All PyX products conform to the iSCSI standard as ratified by the Internet Engineering Task Force, or IETF. PyX believes that it is the first and only company in the world to complete development of a iSCSI protocol that meets and exceeds certain IETF standards.

Overview of the Transactions (see page [___])

We have entered into a definitive agreement and plan of merger and reorganization with PyX. Under the merger agreement, PyX will merge with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC (referred to in this proxy statement as Merger Sub), which will remain as the surviving legal entity and our wholly-owned subsidiary. At the time of the merger, PyX will cease to exist as a separate entity and Merger Sub will succeed to all of PyX’s assets, liabilities, rights and obligations.

We also have entered into unit subscription agreements pursuant to which we agreed to issue units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, in a private placement. The completion of the merger is contingent on us being able to raise at least $5.0 million in gross proceeds in an equity financing. We expect to raise a total of $5,150,000.00. in connection with the private placement. In addition, the private placement is contingent on the completion of the merger. It is anticipated that the transactions will be completed concurrently.

Recommendation of the Board of Directors (see page[ ___])

Our board of directors has determined that the merger, the private placement and the issuance of shares of our common stock as consideration in the transaction, are fair to, and in the best interests of, us and our stockholders and recommends that our stockholders vote FOR each of the transactions and the issuance of shares of our common stock in connection with these transactions.

To review the background and reasons for the transactions in detail, see “The Merger and the Private Placement — Reasons for the Merger and the Private Placement” beginning on page [___].

Opinion of Our Financial Advisor (see page [___])

In connection with the merger, our board of directors received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the fairness of the merger consideration to be paid by us, from a financial point of view and as of the date of the opinion. The full text of Houlihan Lokey’s written opinion is attached to this proxy statement as Annex A. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. We did not obtain a fairness opinion with respect to the private placement.

The Merger (see page [___])

General

Following the merger, PyX will cease to exist as a separate entity and Merger Sub will continue as the surviving limited liability company and our wholly-owned subsidiary. When the merger occurs:

•
the issued and outstanding shares of PyX common stock will be converted into the right to receive an aggregate of 2,561,050 shares of our common stock, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005 and ___% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants; and

•
the issued and outstanding options to purchase shares of PyX common stock will be assumed by us and converted into the right to receive an aggregate of 2,038,950 shares of our common stock upon exercise of the underlying options, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005 and __% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants. The exercise price of the assumed options will be $2.17 per share of our common stock issuable upon exercise of the underlying option. The options will be subject to the same terms and conditions as were in place prior to the merger.

The exchange rate for each share of PyX common stock is 0.46 of a share of our common stock and is fixed and not subject to change.

We will not issue any fractional shares. Instead, PyX shareholders will receive a check equal to the fractional share amount multiplied by the average closing sale price of a share of our common stock for the ten consecutive trading days immediately preceding the closing date of the merger, as reported on the Nasdaq SmallCap Market.

Terms of the Merger Agreement

The merger agreement is attached to this proxy statement as Annex B. We encourage you to read the merger agreement carefully. Our board of directors has approved the merger agreement, and it is the binding legal agreement that governs the terms of the merger.

Agreement Not to Solicit Other Offers

PyX and certain holders of PyX’s outstanding capital stock, referred to in this proxy statement as the signing shareholders, have agreed that neither PyX nor the signing shareholders will do any of the following during the period between the signing of the merger agreement and the effective time of the merger, or until the merger agreement is terminated in the event the merger is never consummated:

•	solicit or encourage the initiation of any inquiry, proposal or offer relating to an alternative business combination proposal;

•
participate in any discussions or negotiations or enter into any agreement with, or furnish any non-public information to, any person relating to or in connection with any alternative business combination proposal; or

•	consider, entertain or accept any proposal or offer from any person relating to any alternative business combination proposal.

Conditions Precedent

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including conditions relating to:

•	accuracy of the other party’s representations and warranties and compliance by the other party with their covenants;

•	approval by our stockholders of the issuance of shares of our common stock in connection with the merger;

•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;

•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;

•	our entering into a definitive agreement with respect to the private placement;

•	absence of legal prohibitions to the completion of the merger;

•
absence of legal proceedings challenging the merger, seeking recovery of a material amount in damages or seeking to prohibit or limit the exercise of any material right with respect to our ownership of stock in Merger Sub or the PyX shareholders’ ownership of our common stock; and

•	no material adverse effect will have occurred and no circumstance exists that could reasonably be expected to have or result in a material adverse effect with respect to us or PyX.

In addition, our obligation to complete the merger is subject to satisfaction or waiver of certain additional conditions, including conditions relating to:

•	holders of no more than 5% of the outstanding PyX common stock will have elected to exercise their dissenters’ rights in connection with the merger;

•	receipt of required third-party consents; and

•	amendment of PyX’s current customer agreement with Pelco in a manner acceptable to us.

Termination

In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•
if it is reasonably determined by that party that timely satisfaction of any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has become impossible;

•
if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before July 31, 2005.

Survival of Representations and Warranties

The merger agreement contains customary representations and warranties made by PyX and the signing shareholders to SBE and Merger Sub and by SBE and Merger Sub to PyX and the signing shareholders for purposes of allocating the risks associated with the merger. The assertions embodied in the representations and warranties made by PyX and the signing shareholders are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the merger agreement. All of the representations and warranties made by the parties to the merger agreement survive for a period of one year following the closing of the merger, except for PyX and the signing shareholders’ representation and warranty relating to PyX’s capitalization, which survives for a period of five years following the closing of the merger, and the representation and warranty relating to PyX’s legal proceedings, which survives for a period of three years following the closing of the merger.

Indemnification

With certain exceptions, satisfaction of PyX and the signing shareholders’ indemnification obligations is limited to the shares of our common stock placed in escrow, as described below under “Escrow,” and is further limited to claims asserted on or prior to the end of the one year period following the closing of the merger. However, the signing shareholders are personally liable for any breach of the representations and warranties relating to PyX’s capitalization and legal proceedings. With respect to breaches of the representation and warranty relating to PyX’s legal proceedings, the signing shareholders’ liability is capped at their pro rata portion of the shares received from the escrow. All of the shares received by the signing shareholders in connection with the merger are subject to their indemnification obligations with respect to breaches of the representation and warranty relating to PyX’s capitalization and breaches of certain covenants related to securities law compliance and the information statement provided to the PyX shareholders in connection with the solicitation of PyX shareholders’ votes with respect to the merger agreement and merger. There is no limitation on the liability of the signing shareholders with respect to breaches involving fraud or intentional misrepresentations.

We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $25,000, after which we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered.

Escrow

The merger agreement provides that, at the effective time of the merger, 460,000 shares, or 17.96% of the aggregate number of shares of our common stock to be issued to the PyX shareholders at the effective time of the merger, will be placed into an escrow account to satisfy the shareholders’ indemnification obligations relating to representations and warranties made in the merger agreement, as described above under “Indemnification.” As of [_____], 2005, the value of the escrow shares was $[____] based on the closing price of our common stock on that date. If no claims for indemnity are made within one year following the closing of the merger, the shares of our common stock held in escrow will be distributed on a pro rata basis to the PyX shareholders.

Interest of Certain Persons in the Merger

Mr. Ignacio C. Munio, our Vice President, Engineering, beneficially owns 25,000 shares of PyX common stock and as a result will be entitled to receive 11,500 shares of our common stock in connection with the merger. In addition to the shares of our common stock that Mr. Munio will receive in connection in with the merger, he currently beneficially owns 299,825 shares of our common stock, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005. After consummation of the transactions, Mr. Munio will beneficially own _____% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants.

Mr. Greg Yamamoto, currently the Chief Executive Officer of PyX, beneficially owns 200,000 shares of PyX common stock and options to purchase up to an additional 750,000 shares of PyX common stock. As a result of the merger, Mr. Yamamoto will be entitled to receive 92,000 shares of our common stock and options to purchase up to an additional 345,000 shares of our common stock, representing approximately _____% of the outstanding shares of our common stock, assuming the exercise in full of all of the options, based on the number of shares outstanding on [____], 2005. In addition, Mr. Yamamoto is investing $200,000 in the private placement and, assuming a purchase price per share of $2.00 will receive 100,000 shares of our common stock and a warrant to purchase up to an additional 50,000 shares of our common stock. After consummation of the merger and the private placement, Mr. Yamamoto will beneficially own _____% of the outstanding shares of our common stock, assuming exercise of all options and warrants to purchase shares of our common stock, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, other than the exercise of the stock options and warrants issued to Mr. Yamamoto. In addition, Mr. Yamamoto is investing an additional $100,000 in the private placement on behalf of his two minor children, Melanie Yamamoto and Nicholas Yamamoto, and, assuming a purchase price per share of $2.00 each child will receive 25,000 shares of our common stock and a warrant to purchase up to an additional 12,500 shares of our common stock.

Accounting Treatment

The merger will be accounted for by us under the purchase method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by us in connection with the merger, together with the direct costs of the merger, will be allocated to PyX’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities of PyX will be consolidated into our assets and liabilities as of the effective date of the merger. The stock options issued to the former holders of options to purchase shares of PyX common stock will be assumed by us and accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the stock and the exercise price of the option.

The Private Placement (see page [___])

General

The unit subscription agreement provides that, assuming a purchase price of $2.00 per share, we will issue 2,575,000 shares of our common stock, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005, and warrants to purchase up to an additional 1,287,500 shares of our common stock, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005, to the purchasers.

Terms of the Unit Subscription Agreement

The unit subscription agreement is attached to this proxy statement as Annex C. You should read the unit subscription agreement carefully. Our board of directors has approved the unit subscription agreement, and it is the binding legal agreement that governs the private placement.

Calculation of Unit Price

The unit subscription agreements provide that the purchasers will invest $5,150,000 for units consisting of one share of our common stock and a warrant to purchase one-half of a share of our common stock. The price per unit is to be the lowest of:

•	$2.50;

•	92% of the average closing sale price per share of our common stock, as quoted on the Nasdaq SmallCap Market, for each of the five consecutive trading days on which our common stock trades ending on the date immediately prior to the closing date of the private placement; and

•	95% of the closing sale price per share of our common stock, as quoted on the Nasdaq SmallCap Market, on the trading day on which our common stock trades that immediately precedes the closing date of the private placement.

The private placement will be significantly dilutive to current stockholders and the PyX stockholders. We have the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

Conditions Precedent

The completion of the private placement depends on the satisfaction or waiver of a number of conditions, including, among others, conditions relating to:

•	execution and delivery of the investor rights agreement;

•	accuracy of the representations and warranties of the parties and compliance by the parties with their respective covenants;

•	approval by our stockholders of Proposals 1 and 2;

•	our listing status on the Nasdaq SmallCap Market;

•	completion of the merger; and

•	entry by PyX into a reseller agreement with LSI Logic.

Representations and Warranties

The unit subscription agreements contains customary representations and warranties made by us to the purchasers and by the purchasers to us for purposes of allocating the risks associated with the private placement. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure letter that was delivered in connection with the execution of the unit subscription agreements. All of the representations and warranties made by the parties to the unit subscription agreements survive for a period of one year following the closing of the private placement.

Rights of Participations

The purchasers in the private placement will have the right to participate in any future private placements of our equity for a period of two years following the closing of the private placement. These rights are subject to certain customary exceptions, including, among other things, issuances of common stock to employees, officers and directors under our equity compensation plans.

Warrants

 The warrants issued in connection with the private placement have a term of five years and are exercisable at a per share price equal to 133% of the unit price, subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like. In addition, the shares of our common stock issuable upon exercise of the warrants are subject to adjustment in the event we issue shares of our common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. If not exercised after five years, the right to purchase shares of our common stock pursuant to the warrants will terminate. The warrants contain a cashless exercise feature. The common stock underlying the warrants are entitled to the benefits and subject to the terms of the Registration Rights described below.

Regulatory Approvals (see page [___])

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger and private placement, other than the filing of (1) a certificate of merger with the Secretary of State of the State of California, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights (see page [___])

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Registration Rights (see page [___])

We have agreed to file a registration statement within 90 days after the completion of the merger and within 60 days after completion of the private placement registering for resale the shares of our common stock issued to (1) the PyX shareholders in the merger and (2) the purchasers in the private placement.  The merger agreement requires that, prior to completion of the merger, each PyX shareholder who will receive shares of our common stock in the merger enter into an agreement providing that, with respect to 95% of the shares of our common stock that such shareholder receives in connection with the merger, the shareholder will not sell those shares until one year after the closing date of the merger. We expect all PyX shareholders to enter into this agreement. In addition, we have agreed to register the shares of our common stock issuable upon exercise of the PyX options we assume in connection with the merger on a registration statement on Form S-8 shortly after the closing of the merger.

Voting Agreement (see pages [___] and [___])

Our executive officers and members of our board of directors are party to a voting agreement pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The shares subject to the voting agreement represent approximately ___% of the outstanding shares of our common stock, based on the number of shares outstanding on _____, 2005.

RISK FACTORS

You should consider carefully the following risk factors as well as other information in this proxy statement and the documents incorporated by reference herein or therein, including our annual report on Form 10-K for the year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended January 31, 2005, in voting on Proposals 1 and 2 relating to the merger and the private placement, respectively. If any of the following risks actually occur, our business, operating results and financial condition could be adversely affected. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.

Risk Relating to the Transactions

If we are unable to complete the merger and the private placement, our business will be adversely affected.

If the merger and the private placement are not completed, our business and the market price of our stock price may be adversely affected. We currently anticipate that our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through July 2005. If we are unable to complete the transactions, we may be unable to find another way to grow our business. Costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. In addition, even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

The transactions will result in substantial dilution to our current stockholders.

The issuance of shares of our common stock in the merger and the private placement will significantly dilute the voting power, book value and ownership percentage of our existing stockholders. In addition, the private placement will significantly dilute the interests of the PyX shareholders in our common stock. We will issue a total of 4,600,000 shares of our common stock in the merger, including shares of our common stock issuable upon exercise of the PyX stock options that we are assuming in connection with the merger. We expect to issue up to 3,787,500 shares of our common stock in the private placement, including shares issuable upon exercise of the warrants to purchase our common stock that we are issuing in connection with the private placement. Immediately following completion of the transactions, the shares held by our existing stockholders are expected to represent approximately [_____]% of our outstanding capital stock assuming the exercise in full of all outstanding options and warrants. If the PyX shareholders and the purchasers in the private placement were to act in concert, they would be able to direct our actions after the transaction, including actions that could be opposed by our management, our board of directors and/or our minority stockholders and may make it more difficult for us to enter into other transactions, including mergers, acquisitions or change of control transactions.

We may not realize any anticipated benefits from the merger.

While we believe that the opportunities for the combined company are greater than our current opportunities and that the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually, there is substantial risk that the synergies and benefits sought in the transactions might not be fully achieved. There is no assurance that PyX’s technology can be successfully integrated into our existing product platforms or that the financial results of combined company will meet or exceed the financial results that would have been achieved by the companies individually. As a result, our operations and financial results may suffer and the market price of our common stock may decline.

The exchange rate in the merger will not be adjusted, even if there is an increase in the price of our common stock.

The price of our common stock at the time the merger may vary from its price at the date of this proxy statement and at the date of the special meeting. Therefore, the shares that we issue in connection with the merger may have a greater value than the value of the same number of shares on the date of this proxy statement or the date of the special meeting. Variations in the price of our common stock before the completion of the merger may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the shares that we will issue in the merger.

In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material effect on the market price of our common stock before the merger is completed, and therefore could materially increase the value that we will transfer to the stockholders of PyX in the merger.

The purchase price for the shares issued in the private placement reflects a discount from the market price of our stock and will not be increased, even if there is an increase in the price of our common stock.

The purchasers in the private placement will have acquired shares of our common stock at a discount from than the per share market value of a share of our common stock as reported on the Nasdaq Smallcap Market. Therefore, the shares that we issue in the private placement will have a greater value than the value of the same number of shares on the date the unit subscription agreement relating to the private placement is executed or on the date the private placement is closed. Further, the purchase price may further decrease if the market price of our stock decreases between the date we executed the unit subscription agreement and the date the private placement is closed. Variations in the price of our common stock before the closing of the private placement may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact price at which the shares will be issued in the private placement. In addition, although we have the ability to terminate the private placement if the purchase price per share is less than $2.00, we may be unable to complete the merger if we do so. Further, the costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. Even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

Most of the indemnification obligations under the merger agreement are secured only by shares of our common stock.

PyX and the PyX shareholders have agreed to indemnify us for certain breaches of representations, warranties and covenants set forth in the merger agreement. In the event of such breach, our right to recover for any damages we suffer as a result of such breaches is largely limited to the shares of our common stock issued to the PyX shareholders in connection with the merger. Subject to certain limitations, we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered, in each case as reported on the Nasdaq SmallCap Market. Such shares may be inadequate to fully address any damages we may incur and our operations and financial results may suffer and the market price of our common stock may decline.

Risk Relating to the Company after the Transactions

If we are unable to successfully integrate the business operations of PyX after the merger, we will not realize the anticipated potential benefits from the merger and our business could be adversely affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of PyX’s operations with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and to reduce costs. If we are unable to do so, we will not realize the anticipated potential benefits of the merger with PyX, and our business and results of operations could be adversely affected. Difficulties could include the loss of key employees and customers, the disruption of our and PyX’s ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Our integration of PyX may be complex and time-consuming. Additionally, the realization of expected efficiencies and cost savings could be adversely affected by a number of factors beyond our control, and may not materialize after the merger.

If the combined company experiences losses after the transactions are completed, we could experience difficulty meeting our business plan, and our stock price could be negatively affected.

After the transactions, the combined company may experience operating losses and negative cash flow from operations as it develops PyX’s iSCSI software solution. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. Historically, PyX has not been profitable on a quarterly or annual basis, and we expect that the combined company will incur net losses for the foreseeable future. We anticipate that the combined company will incur significant product development, sales and marketing and administrative expenses. As a result, the combined company will need to generate significant quarterly revenues if it is to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. The combined company’s business strategy may not be successful, and the combined company may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Future sales of our common stock issued in the transactions could cause the market price for our common stock to significantly decline.

After the transactions, sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. In addition, the public perception that these sales might occur could have the same undesirable effects. The PyX shareholders who receive shares of our common stock in the merger will, prior to the completion of the transactions, enter into an agreement that provides, in part, that, with respect to 95% of the shares of our common stock that the shareholder receives in connection with the merger, the shareholder will not sell these shares until one year after the merger is completed. However, we are required to file a registration statement for the resale of all shares that we issue in the merger no later than 90 days after the merger is completed. In addition, we are required to register for sale all of the shares issued in the private placement no later than 60 days after the private placement is completed. The purchasers in the private placement are not subject to any lockup with respect to the shares they purchase in the private placement. Once the registration statement relating to such shares becomes effective, the shares issued in the private placement will generally be freely tradeable without restriction. Such free transferability could materially and adversely affect the market price of our common stock. We intend to register the shares issued in connection with the merger at the same time we register the shares issued in connection with the private placement. As a result, sales under the registration statement will include a very substantial number of shares and percentage of our common stock. Immediately after the transactions, holders of approximately [___]% of the outstanding shares of our common stock will have the right to sell their shares pursuant to these registration rights and holders of an additional approximately [___]% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock, will have the right to sell their shares after the one year period has passed.

Risks Related to PyX’s Business

PyX’s products will require a substantial product development investment by us and we may not realize any return on our investment.

The development of new or enhanced products is a complex and uncertain process. As we integrate the PyX products into our product line, our customers may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements, both to our existing product line as well as to the PyX products. Development costs and expenses are incurred before we generate any net revenue from sales of the products resulting from these efforts. We expect to incur substantial research and development expenses relating to the PyX product line, which could have a negative impact on our earnings in future periods.

If PyX’s products contain undetected errors, we could incur significant unexpected expenses, experience product returns and lost sales.

The products developed by PyX are highly technical and complex. While PyX’s products have been tested, because of their nature, we can not be certain of their performance either as stand-alone products or when integrated with our existing product line. Because of PyX’s short operating history, we have little information on the performance of its products. There can be no assurance that defects or errors may not arise or be discovered in the future. Any defects or errors in PyX's products discovered in the future could result in a loss of customers or decrease in net revenue and market share.

THE COMPANIES

SBE

We develop and provide network communications and storage solutions for original equipment manufacturers in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

We deliver a product portfolio comprised of standards-based wide area networking, or WAN, local area networking and storage area network, network interface and intelligent communications controller cards. All of our products are coupled with enabling Linux or Solaris software drivers. Our products are designed to be functionally compatible with each other and, since we use industry standard form factors and technologies, our products are also compatible with third party standards-based products. This standard scalability and modularity offers our customers greater flexibility to develop solutions for unique product configurations and applications.

We were incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation, a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line. We continue to operate under a single business unit.

PyX

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page [ ___] represent those of a development stage enterprise.

PyX has developed a complete software-based, scalable storage solution via an iSCSI Initiator and Target driver set for the NetBSD or LINUX OS. PyX believes that its iSCSI software provides an efficient alternative for all environments seeking interoperability in a software-based enterprise storage solution. A Storage Area Network, or SAN, infrastructure with iSCSI capabilities can continue to operate during the constant network changes and updates facing network operators today.

Managing storage is universally regarded as one of the most burdensome of IT responsibilities. In direct-attached storage environments that most small to mid-sized companies deploy, the process of managing storage is multiplied by the number of physical connection points and the number of storage systems in an organization. Imagine an environment with ten computers, each with its own storage system. Not only does that create ten point-for-management for the storage systems themselves, it also requires ten times the effort to handle storage expansion, reallocation and repairs. With SANs storage management is consolidated to a single point from which an IT manager can partition, allocate, expand, reassign, backup and repair storage. By moving to a SAN, small to mid-sized organizations can scale their storage infrastructure much more easily. When additional capacity is needed, simply add additional storage to the SAN. IP SANs such as iSCSI provide higher-speed storage access than internal disks while also enabling load balancing across multiple connections. Remote storage powered by iSCSI also enables on-line data back up, disaster recover and high-speed access to data by remote users.

THE MERGER AND THE PRIVATE PLACEMENT

Background of the Merger and the Private Placement

Our acquisition of Antares Microsystems on August 7, 2003 provided us with products that addressed technical functionality that we desired. Our greatest interest was in the TCP/IP Offload Engine, or TOE, which accelerates TCP/IP protocol processing by the computer system by running the protocol on the TOE itself - offloading the work from the computer’s motherboard. Antares also had storage products, such as Small Computer Storage Interface, or SCSI, and Fibre Channel adapters, used for both attached disk drives and high performance storage area networked installations.

The TOE is particularly valuable in connection with two applications: connecting computers together for fast file transfers, such as with databases running database management software or cluster computing when the host CPU is fully utilized; and IP storage, supporting the iSCSI protocol, ultimately providing a lower cost and fault-tolerant replacement for Fibre Channel storage architectures.

We immediately recognized the need to support iSCSI and opened discussions with several software companies to provide that functionality. On August 7, 2003, Andre Hedrick, a founder and then chief executive officer of PyX, approached us at the LinuxWorld trade show in San Francisco expressing an interest in combining his iSCSI products with our TOE. We passed the PyX contact and product information on to our engineering group.

During the fourth quarter of 2003, PyX was given several of our TOE products in order to write software drivers that would interface with Linux workstations.

In the first quarter of 2004, Mr. Hedrick gave us a demonstration of the iSCSI target and initiator software products. PyX was excited about our TOE product because it was the only multi-port product available, and highlighted the benefits of PyX’s port aggregation feature, which allows the user to combine both Gigabit Ethernet ports for combined functionality, and failover and error recovery features that detect fatal errors on one port and quickly re-route to the other port.

On April 23, 2004, Mr. Hedrick met with our engineering, sales and marketing groups for a training session and we had preliminary discussions regarding a joint marketing effort. We discussed and agreed to move forward with a joint marketing effort based on several factors, including the low cost of initial research and development, the anticipated quick time to market a joint product, and the benefits associated with joint sales materials and demonstrations.

On April 30, 2004, Chris Short joined PyX as vice president of sales and marketing. Mr. Short met with Dan Grey, our then Senior Vice President of Sales & Marketing and currently our President and Chief Executive Officer, to negotiate terms of a reseller agreement.

On May 5, 2004, Mr. Short met with Yee-Ling Chin, our Vice President, Marketing, and together they developed data sheets and other marketing materials in preparation for the Network World InterOp trade show in Las Vegas, Nevada.

On May 11, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the Network World InterOp trade show. In addition, we also issued a joint press release highlighting the results of the Las Vegas demonstration and the availability of iSCSI products.

On June 22, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the SUPERCOMM trade show in Chicago. Approximately 40% of our new sales leads came from the combined TOE-iSCSI product.

On July 8, 2004, Bill Heye, our then President and Chief Executive Officer and David Brunton, our Chief Financial Officer, initiated preliminary discussions with Mr. Hedrick regarding the possible acquisition of PyX by us, our valuation, and the potential strengths of the combined company. After several meetings during July, PyX chose to continue to grow independently and without outside funding.

On August 5, 2004, PyX demonstrated a complete fault tolerant target/initiator system in our booth at the LinuxWorld trade show in San Francisco.

On September 1, 2004, we and PyX signed an OEM agreement allowing us to resell the full PyX product-line in combination with our TOE adapter.

In December 2004, we started our first joint TOE-iSCSI advertising campaign in InfoStor, a leading storage magazine, entitled “Have You Been Chasing the Wrong Target?”

On December 14, 2004, we issued a press release announcing the first shipment of the combined TOE-iSCSI product.

Also in December 2004, Messrs. Brunton and Hedrick met on several occasions to again discuss a potential merger of us and PyX. Mr. Hedrick was receptive to the idea, but PyX was in the process of hiring a new chief Executive Officer and Chief Operating Officer. We were told at that time that the new management team was set to begin working in January 2005 and would make the decision on the future of PyX.

Between January 24 and January 28, 2005, Messrs. Grey and Brunton held advanced discussions with various parties regarding a potential equity financing. These discussions included the topic of a potential acquisition of PyX by us, the need to raise up to $10 million in a private placement of either equity or convertible debt, and our desire to continue as a reseller of PyX’s iSCSI software, which would require us to raise up to $3 million through a private placement of either equity or convertible debt. All of the parties were supportive of the PyX acquisition and expressed an interest in providing all or part of the capital necessary to complete the acquisition.

On January 31, 2005, Mr. Grey met with Greg Yamamoto, PyX’s current Chief Executive Officer, to discuss PyX’s growth plans and a possible merger with us. Messrs. Grey and Yamamoto also met with other members of our management to discuss the potential merger between the companies.

During the first week of February 2005, a term sheet for the proposed merger was delivered to PyX. After negotiation, both parties mutually agreed to the terms of the merger.

In February 2005, we continued our discussions with PyX on the details of the proposed merger between us and PyX, including potential synergies, revenue growth potential, marketing position, potential product offerings and the management structure of the combined company. In light of the liquidity issues facing both companies at the time, we also discussed the necessity for an additional equity investment in the combined company. Messrs. Grey and Yamamoto decided at that time that it would be in the best interests of both companies to move forward with the merger.

On February 8, 2005, our board of directors met to approve the term sheet and instructed our management to move forward with the merger. Messrs. Grey and Brunton were tasked with responsibility of overseeing the negotiation and execution of definitive agreements relating to the merger.

On February 15, 2005, the PyX iSCSI solution was demonstrated in our booth at the LinuxWorld trade show in Boston.

In mid-February 2005, Mr. Brunton contacted certain investors and investment banks who had previously expressed an interest in providing financing to us regarding a $5 - $7 million private placement of equity to fund the proposed merger and the combined company after the merger. AIGH Investment Partners was selected as the lead investor in the proposed private placement. AIGH agreed to raise the necessary capital from both new and certain existing investors without charging either a placement or referral fee.

In late February 2005, we delivered the first draft of the merger agreement to PyX and its counsel. During February and March 2005, additional meetings and conference calls were held to discuss open issues and to conduct further legal, business, accounting and financial due diligence. During this time, our management team and legal and financial advisors continued to analyze the business, legal and regulatory issues arising from a potential merger of us and PyX. In addition, our management team and advisors met with PyX’s management team and advisors to analyze in detail the potential synergies and the near- and long-term value creation that would result from a strategic merger of the two companies.

In February 2005, Mr. Brunton arranged for PyX to move into office space adjacent to our offices, rent-free until the merger was completed.

On March 8, 2005, the PyX iSCSI solution was demonstrated in our booth at the Embedded Systems Conference in San Francisco.

In early March 2005, Mr. Brunton selected Houlihan Lokey to render a fairness opinion as to the purchase price that we proposed to pay for PyX. During the next three weeks, the team from Houlihan Lokey met with the management teams from both companies and performed due diligence on the companies and the transaction in connection with their valuation services.

On March 22, 2005, we held a telephonic meeting of our board of directors to review the results of the Houlihan Lokey investigation. Houlihan Lokey presented the results of their investigation and answered the questions of our board of directors. Houlihan Lokey also determined that the price to be paid by us for PyX was reasonable and fair.   Our legal counsel reviewed with our board of directors the terms of the proposed final drafts of the merger agreement and related documents and the corporate actions required to approve the merger. Our board of directors then unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and agreed to recommend to our stockholders the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.

On March 28, 2005, we and PyX signed the merger agreement. On the same day, a press release announcing the merger was released and filed on a Form 8-K with the Securities and Exchange Commission.

In the March issue of Embedded Computing Design magazine, an article co-authored by us and PyX was published entitled “Storage Data Transfers Across the Internet with iSCSI and Dual-Port TOE.”

On April 5, 2005, AIGH’s legal counsel delivered the initial private placement term sheet to us and our legal counsel. After negotiation, the revised private placement term sheet was signed on April 11, 2005.

On April 11, 2005, we and our counsel received the initial drafts of the private placement documents from AIGH’s counsel.

On April 12, 2005, we and PyX jointly exhibited at our first storage-only trade show, Storage Network World, in Phoenix, Arizona. PyX distributed a joint white paper with Neterion and Force 10 highlighting the world’s record for iSCSI performance on a 10 Gigabit network.

On April 15, 2005, we held a telephonic meeting of our board of directors to review and approve the term sheet relating to the private placement regarding raising $5 - $7 million through the sale of shares of our common stock and the issuance of warrants to purchase shares of our common stock. Our board of directors then unanimously approved and adopted the agreement and agreed to recommend to our stockholders the adoption of the unit subscription agreement and the approval of the issuance of shares of our common stock and warrants to purchase shares of our common stock to the purchasers in the private placement.

On May 4, 2005 after negotiations, the agreed upon private placement documents were executed by our officers and the purchasers.

Reasons for the Merger and the Private Placement

In reaching its decision to approve the merger and the private placement and to recommend approval of the merger agreement and issuance of shares of our common stock in connection with the merger and the private placement by our stockholders, our board of directors consulted with our management team and advisors and independently considered the proposed merger agreement, the unit subscription agreement, and the transactions contemplated by such agreements.

Our board of directors considered the following factors as reasons that the merger and the private placement will be beneficial to us and our stockholders.

The Merger

Prior to approving the merger, our board of directors considered various alternative ways to grow our business. After such consideration, our board of directors concluded that the merger presented the best course of action for us at this time.

The material factors considered by our board of directors in making its determination to pursue the merger included the following:

1.	whether the combination of our existing solutions with PyX’s Internet Small Computer System Interface, or iSCSI, software meets a significant customer need;

2.	whether the combined company will be in the best position to capture market share as iSCSI technology is adopted in the marketplace; and

3.	whether our products with PyX’s products will increase their respective functionality.

The Private Placement

Prior to approving the private placement, our board of directors considered various alternatives to the private placement. After such consideration, our board of directors concluded that the private placement, in connection with the merger, presented the best course of action for us at this time.

The material factors considered by our board of directors in making its determination to pursue the private placement included the following:

1.	the price to be paid for the common stock by the purchasers in the private placement;

2.	limited sources of capital for companies in SBE’s financial position; and

3.	our immediate need for additional capital to develop PyX’s iSCSI software solutions in order to enhance SBE’s future revenues.

Factors Relevant to the Merger and the Private Placement

In the course of its deliberations, our board of directors reviewed a number of other factors relevant to the transactions with our management. In particular, our board of directors considered, among other things:

1.	information relating to the business, assets, management, competitive position and operating performance of PyX, including the prospects of SBE if it were to continue without acquiring PyX;

2.
the financial presentation of Houlihan Lokey, including its opinion described under “Opinion of Our Financial Advisor” on page [___], to the effect that, as of the date of the opinion, the merger consideration is fair to our stockholders from a financial point of view; and

3.
our need following the transactions for capital to develop the iSCSI software solutions, fund the costs associated with merger and provide sufficient operating capital to support our operations for the near term.

Recommendation of Our Board of Directors

At its meetings held on March 22, 2005 and April 14, 2005, our board of directors (1) determined that the merger, the private placement, the merger agreement and the unit subscription agreement are fair to and in the best interests of us and our stockholders and (2) determined to recommend that our stockholders approve the proposals related to the transactions. Accordingly, our board of directors recommends that our stockholders vote FOR the merger, the merger agreement, the unit subscription agreement and the issuance of shares of our common stock to the PyX shareholders in connection with the merger and to the purchasers in connection with the private placement.

In connection with the foregoing actions, our board of directors consulted with our management team, as well as our financial advisor and legal counsel, and considered the following material factors:

1.	all the reasons described above under “Reasons for the Merger and the Private Placement”;

2.	the judgment, advice and analyses of our senior management, including their favorable recommendation of the merger and the private placement;

3.	alternatives to the merger and the private placement;

4.
the presentations by and discussions with our senior management and representatives of our counsel and Houlihan Lokey regarding the terms and conditions of the unit subscription agreement and the private placement;

5.	the presentations by and discussions with our senior management and representatives of our counsel regarding the terms and conditions of the merger agreement and the merger;

6.
that while the merger and the private placement are likely to be completed, there are risks associated with completing the transactions and, as a result of conditions to the completion of the transactions, it is possible that the transactions may not be completed even if approved by our stockholders and PyX’s shareholders; and

7.	the risk that the synergies and benefits sought in the merger might not be fully achieved or achieved at all.

Our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our board of directors relied on the analysis, experience, expertise and recommendation of our management team with respect to each of the transactions and relied on Houlihan Lokey, our financial advisor, for analyses of the financial terms of the merger. See “Opinion of Our Financial Advisor” on page [___].

In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable and to support its determination. However, the general view of our board of directors was that factors 6 and 7 described above were uncertainties, risks or drawbacks relating to the transactions, but that the other reasons and factors described above were generally considered favorable.

Opinion of Our Financial Advisor

The full text of the written opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, is set forth as Annex A to this proxy statement and is incorporated herein by reference. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. You are urged to read carefully Houlihan Lokey’s written opinion in its entirety.

Overview

Our board of directors retained Houlihan Lokey to render a written opinion as to the fairness to us, from a financial point of view, of the consideration to be paid by us in connection with the merger. Houlihan Lokey is a nationally recognized investment banking firm that is frequently engaged to provide financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Our board of directors chose to retain Houlihan Lokey based upon their experience in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. Houlihan Lokey has no material prior relationship with us or our affiliates.

Houlihan Lokey's opinion to our board of directors addresses only the fairness of the merger to our stockholders from a financial point of view. Their opinion does not address the underlying business decision to effect the merger or our board of director’s decision to recommend the merger or the merger agreement to our stockholders; nor does it constitute a recommendation to our stockholders as to how to vote with respect to the merger. Houlihan Lokey has no obligation to update or reaffirm its opinion. However, Houlihan Lokey may render updates or bringdowns of its opinion if reasonably requested by us prior to the completion of the merger. Houlihan Lokey did not, and was not requested by our board of directors, us or any other person to make any recommendations as to the form or amount of consideration to be paid by us in connection with the merger. Furthermore, Houlihan Lokey did not negotiate any portion of the merger agreement or the merger, initiate any discussions with third parties with respect to the merger or advise our board of directors with respect to alternatives to the merger.

As compensation for its services in connection with the merger, we agreed to pay Houlihan Lokey a fee of $135,000, in addition to reimbursement of their reasonable out-of-pocket expenses. To the extent that we request Houlihan Lokey to render updates or bringdowns of its opinion beyond May 31, 2005, we agreed to pay Houlihan Lokey a fee of $25,000 per month until the merger is completed. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the merger, the private placement or the conclusions reached in Houlihan Lokey’s opinion. We have also agreed to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, representatives, advisors and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Indemnified Parties, to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to Houlihan Lokey’s engagement by our board of directors, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the engagement, the opinion, or any transaction or proposed transaction.

In arriving at its fairness opinion, Houlihan Lokey performed, among other things, the following:

1.
reviewed our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, and our quarterly report on Form 10-Q for the first quarter ended January 31, 2005, which our management has identified as being the most current financial statements available;

2.	reviewed PyX’s unaudited financial statements for the fiscal years ended December 31, 2003 and 2004 and interim financial statements for the two-month period ended February 28, 2005;

3.	reviewed copies of the following agreements:

•	the Term Sheet between us and PyX, dated February 7, 2005;

•	the Agreement and Plan of Merger and Reorganization between us and PyX, dated March 28, 2005;

•	the Form of Shareholder Agreement between us and the shareholders of PyX;

•	the Form of Noncompetition Agreement;

•	the Form of General Release;

•	the Form of Affiliate Agreement;

•	the Form of Escrow Agreement;

•	the Disclosure Schedule of PyX, dated March 28, 2005.

4.	reviewed the form of legal opinion of Orrick, Herrington & Sutcliffe LLP, dated March 28, 2005;

5.
met with certain members of the senior management of PyX and us to discuss the operations, financial condition, future prospects and projected operations and performance of PyX and us, and met with representatives of our legal counsel to discuss certain matters;

6.	visited our facilities and business offices;

7.	reviewed forecasts and projections prepared by our management with respect to us on a stand-alone basis and in combination with PyX for the fiscal years ended October 31, 2005 and 2006;

8.	reviewed the historical market prices and trading volume for our publicly-traded securities;

9.
reviewed certain other publicly-available financial data for certain companies that Houlihan Lokey deemed comparable to us and PyX, and publicly-available prices and premiums paid in other transactions that they considered similar to the merger; and

10.	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Analyses

Houlihan Lokey used several methodologies to assess the fairness of the consideration to be paid by us in connection with the merger, from a financial point of view. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of their opinion, which is attached as Annex A to this proxy statement and incorporated herein by reference.

Houlihan Lokey performed each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies, the accessibility of comparable privately-held companies, data from recent financings, the accessibility of comparable publicly-traded companies and the availability of forecasts from our management. Further, no one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusions.

Valuation of PyX

Houlihan Lokey performed the following analyses in order to determine the value of the equity of PyX:

Private Financing Methodology

The private financing methodology considered pre-money valuations of publicly-disclosed private financings of comparable private companies to derive a value for PyX. The private financings selected included first and second rounds of funding. Houlihan Lokey considers PyX to be a company that, if venture backed, would be at a stage between a first and second round.

The pre-money valuations of the private financings selected exhibited a range of $7.0 million to $17.4 million with a median and mean of $8.8 million and $10.4 million, respectively. Furthermore, median pre-money valuations for first- and second-round financings for all disclosed venture-financed deals in 2004 were approximately $5.1 million and $12.1 million, respectively.

Based on the private financing methodology, Houlihan Lokey selected a range of value for the PyX business of $7.0 million to $12.0 million, on a controlling interest basis.

Previous PyX Financing

PyX completed a round of financing in January 2005 in which they raised money from investors, including two incoming key members of their senior management, at a post-money valuation of $10.0 million, which equates to $1.00 per share on a fully-diluted basis. Since the time of the financing, the two members of senior management that participated in the financing have begun employment with PyX, and PyX has further developed its products, customer pipeline and sales process.

Determination of Equity Value

As set forth above, Houlihan Lokey determined the value of the PyX business using the private financing methodology and the previous PyX financing. These valuation indications are summarized as follows:

Enterprise Value Indication from Operations

Market Approach	Low		High
		(figures in thousands)
Private Financing Methodology	$7,000	--	$12,000
Previous PyX Financing	$10,000	--	$10,000

Concluded Enterprise Value	$7,000	--	$12,000
Concluded Equity Value	$7,000	--	$12,000

Based upon the aforementioned analyses, Houlihan Lokey selected a range of value for the PyX business of approximately $7.0 million to $12.0 million.

Houlihan Lokey considered the aforementioned analyses as a whole and did not weight any one analyses more or less than any other of its analyses. Accordingly, Houlihan Lokey arrived at its range of equity value based upon all of the aforementioned analyses.

Valuation of SBE

Houlihan Lokey performed the following analyses in order to determine our fundamental value per share:

Multiple of Income and Cash Flow Measures - Market Multiple Methodology.

Houlihan Lokey reviewed certain financial information of comparable publicly-traded companies engaged in the sale of solutions for the embedded systems marketplace. These publicly-traded comparable companies were selected solely by Houlihan Lokey, and Houlihan Lokey deemed the selected companies to be reasonably comparable to us. The comparable companies included: Adaptec, Inc., Interphase Corporation, Performance Technologies, Inc., RadiSys Corporation and SBS Technologies, Inc. Houlihan Lokey calculated and considered certain financial ratios of the comparable companies based on the most recent publicly-available information, including the multiples of:

•
enterprise value, or EV, which is the market value of equity, or MVE, of the comparable company, plus all interest-bearing debt, less cash and cash equivalents, to our latest 12 months, or LTM, of revenues;

•	EV to estimated calendar year 2005 revenues;

•	EV to estimated calendar year 2006 revenues;

The analysis showed that the multiples exhibited by the comparable public companies, as of March 9, 2005, were as follows:

EV / Revenues
	LTM	CY05	CY06
Selected Comparables
Performance Technologies, Inc.	1.75x	1.59x	1.39x
Radisys Corporation	0.99x	0.92x	0.79x
Adaptec, Inc.	0.94x	0.85x	0.76x
SBS Technologies, Inc.	0.93x	0.83x	0.72x
Interphase Corporation	0.71x	NA	NA

Houlihan Lokey determined that LTM, calendar year 2005 and calendar year 2006 revenues should be considered given the growth prospects and profitability levels of our business.

The EV/LTM revenue multiples had a range of 0.71 to 1.75 with a median and mean of 0.94 and 1.06, respectively. The EV/calendar year 2005 revenue multiples had a range of 0.83 to 1.59 with a median and mean of 0.89 and 1.05, respectively. The EV/calendar year 2006 revenue multiples had a range of 0.72 to 1.39 with a median and mean of 0.78 and 0.92, respectively.

Houlihan Lokey derived indications of the value of our business by applying selected revenue multiples to our LTM, calendar year 2005, calendar year 2006, low case scenario, and calendar year 2006, high case scenario, revenues.

The indications of the value of our business based on selected multiples from comparable public companies ranged from approximately $11.1 million to approximately $15.6 million.

Houlihan Lokey also analyzed the market multiples as of March 24, 2005 and observed that the comparable companies had generally traded down. Performance Technologies, Inc., in particular, traded down 22.0%, but had a company-specific negative announcement on March 8, 2005.

Determinations of Equity Value and Resulting Per Share Value

As set forth above, Houlihan Lokey determined the value of our business using the multiple of income and cash flow measures methodology. These valuation indications are summarized as follows:

	(figures in thousands, except per share values)
Enterprise Value Indication from Operations

Fundamental Valuation of SBE	Low	High

Market Multiple Methodology	$11,100	$15,600
Enterprise Value from Operations using Market Approach	$11,100	$15,600
Add: Excess Cash (1)	--	--
Less: Total Debt	$172	$72
Aggregate Equity Value of Minority Interests	$10,928	$15,428

Primary Shares Outstanding	5,200	5,200
Dilutive Effect of Options	359	495
Diluted Shares Outstanding	5,559	5,694

Per Share Value - Indication from Fundamental Valuation of SBE	$1.97	$2.71

(1)	Cash of $1.56 million as of January 31, 2005, is expected to be used to fund operating losses and therefore was not included in the equity value of SBE.

Based upon the aforementioned analysis, Houlihan Lokey selected a range of value for our business of approximately $11.1 million to approximately $15.6 million. Houlihan Lokey then made certain adjustments to the range of the selected enterprise values to determine our equity value. Such adjustments included subtracting our debt of approximately $0.172 million. This resulted in an equity value with a range of $10.9 million to $15.4 million or approximately $1.97 to $2.71 per share, on a minority interest basis.

Public Market Pricing

Houlihan Lokey reviewed the historical market prices and trading volume for our common stock and reviewed news articles and press releases relating to us and the industry in which we operate. Houlihan Lokey analyzed the closing price of our common stock as of March 9, 2005, which was $3.29 per share, and the 20-day average price of our common stock as of March 9, 2005, which was $3.03. Houlihan Lokey also analyzed the closing price of our common stock as of March 24, 2005, which was $3.15 per share, and the 20-day average price of our common stock as of March 24, 2005, which was $3.20. Finally, Houlihan Lokey analyzed the closing price of our common stock for other historical periods.

Houlihan Lokey considered the aforementioned analyses as a whole and did not weight any one analyses more or less than any other of its analyses. Accordingly, Houlihan Lokey arrived at its range of equity values based upon all of the aforementioned analyses.

Determination of Fairness

	(in thousands)
	Low		High

Concluded Equity Value of PyX	$7,000		$12,000

Consideration Paid for PyX - Based on SBE Public Share Price (1)		$10,500
Consideration Paid for PyX - Based on SBE Public Share Price (2)		$11,100
Consideration Paid for PyX - Based on Fundamental SBE Valuation	$6,500	--	$9,000

(1) Using the 20-Day Average Stock Price of $3.03 as of March 9, 2005.
(2) Using the 20-Day Average Stock Price of $3.20 as of March 24, 2005.

After determining our equity value and price per share, Houlihan Lokey noted that the consideration to be paid by us in connection with the merger is fair to us from a financial point of view.

Conclusion

Houlihan Lokey delivered a written opinion, dated March 28, 2005, to our board of directors stating that, as of that date, based on and subject to the assumptions made, matters considered, limitations on and qualifications made by Houlihan Lokey in its review, the consideration of 2,561,050 shares of our common stock and the assumption of options to purchase 2,038,950 shares of our common stock issued to employees of PyX, was fair to us from a financial point of view. In connection with its review, Houlihan Lokey considered financial projections prepared by our management. The financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operation, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections provided to Houlihan Lokey are not necessarily indicative of our future results.

Houlihan Lokey’s opinion is based on the business, economic, market and other conditions, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance as they existed as of March 28, 2005, and on our financial projections provided to Houlihan Lokey. Subsequent events that could affect the conclusions set forth in the opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of PyX or us. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to them, including the financial projections, was reasonably prepared and reflected the best currently available estimates of our financial results and condition; that no material change had occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding us that would cause the information supplied to Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties, assets or liabilities of us or PyX.

Houlihan Lokey was not asked to opine and does not express any opinion as to:

•	the tax or legal consequences of the merger;

•	the net realizable value of our common stock or the prices at which our common stock may trade;

•	the private placement; and

•	the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

No limitations were imposed by our board of directors upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of the fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the analyses and summary set forth in this proxy statement must be considered as a whole and that selecting portions of the analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to us, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. Additionally, analyses relating to the value of our businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Regulatory Approvals Relating to the Transactions

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger and private placement, other than the filing of (1) a certificate of merger with the Secretary of State of the State of California, (2) this proxy statement with the SEC and (3) compliance with all applicable state securities laws regarding the offering and issuance of the shares in connection with the transactions. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights Relating to the Transactions

Our stockholders are not entitled to exercise dissenters’ rights in connection with the merger or the private placement.

Interests of Certain Persons in the Transactions

Mr. Ignacio C. Munio, our Vice President, Engineering, beneficially owns 25,000 shares of PyX common stock and as a result will be entitled to receive 11,500 shares of our common stock in connection with the merger. In addition to the shares of our common stock that Mr. Munio will receive in connection in with the merger, he currently beneficially owns 299,825 shares of our common stock, or approximately _____% of the outstanding shares of our common stock based on the number of shares outstanding on _____, 2005. After consummation of the transactions, Mr. Munio will beneficially own _____% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants.

Mr. Greg Yamamoto, currently the Chief Executive Officer of PyX, beneficially owns 200,000 shares of PyX common stock and options to purchase up to an additional 750,000 shares of PyX common stock. As a result of the merger, Mr. Yamamoto will be entitled to receive 92,000 shares of our common stock and options to purchase up to an additional 345,000 shares of our common stock, representing approximately _____% of the outstanding shares of our common stock, assuming the exercise in full of all of the options, based on the number of shares outstanding on [____], 2005. In addition, Mr. Yamamoto is investing $200,000 in the private placement and, assuming a purchase price per share of $2.00 will receive 100,000 shares of our common stock and a warrant to purchase up to an additional 50,000 shares of our common stock. After consummation of the merger and the private placement, Mr. Yamamoto will beneficially own _____% of the outstanding shares of our common stock, assuming exercise of all options and warrants to purchase shares of our common stock, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, other than the exercise of the stock options and warrants issued to Mr. Yamamoto. In addition, Mr. Yamamoto is investing an additional $100,000 in the private placement on behalf of his two minor children, Melanie Yamamoto and Nicholas Yamamoto, and, assuming a purchase price per share of $2.00 each child will receive 25,000 shares of our common stock and a warrant to purchase up to an additional 12,500 shares of our common stock.

PROPOSAL 1

APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND
THE ISSUANCE OF SHARES OF OUR COMMON STOCK AND ASSUMPTION OF OPTIONS TO
PURCHASE SHARES OF OUR COMMON STOCK IN THE MERGER

General

The merger agreement provides that, subject to satisfaction of certain conditions, PyX will be merged with and into our newly-formed, wholly-owned subsidiary, PyX Acquisition Sub, LLC, referred to in this proxy statement as Merger Sub, and that following the merger, PyX will cease to exist as a separate entity and we will continue as sole member of Merger Sub, the surviving entity in the merger. When the merger occurs:

•
the issued and outstanding shares of PyX common stock will be converted into the right to receive an aggregate of 2,561,050 shares of our common stock, or approximately [_____]% of the outstanding shares of our common stock based on the number of shares outstanding on [_____], 2005 and[ __]% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants; and

•
the issued and outstanding options to purchase shares of PyX common stock will be assumed by us and converted into the right to receive an aggregate of 2,038,950 shares of our common stock upon exercise of the underlying options, or approximately[ _____]% of the outstanding shares of our common stock based on the number of shares outstanding on [_____], 2005 and [__]% of the outstanding shares of our common stock after the closing of the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants. The options will be subject to the same terms and conditions as were in place prior to the merger.

We entered into the merger agreement with PyX on March 28, 2005. The merger agreement is attached to this proxy statement as Annex B. You should read the merger agreement carefully. It is the agreement that governs the terms of the merger. The following information summarizes the terms of the merger agreement.

Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place as soon as practicable and no later than two business days after the last condition precedent to closing has been satisfied or waived. Concurrently with the closing, we will file a certificate of merger and all other necessary documents with the Secretary of State of the State of California to complete the merger. The merger will become effective at the time the certificate of merger has been accepted by the Secretary of State, or at another time as the parties may agree, which will be specified in the certificate.

Completion of the merger could be delayed if there is a delay in satisfying the closing conditions to the merger. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the merger at all. If the merger is not completed on or before July 31, 2005, either we or PyX may terminate the merger agreement, except that a party may not terminate the merger agreement if that party’s failure to fulfill any of its obligations under the merger agreement was the cause of the merger not being completed by that date.

Treatment of Stock Options

At the effective time of the merger, each outstanding option granted by PyX to purchase shares of PyX common stock will be converted into an option to acquire shares of our common stock and will be subject to the same terms and conditions as the PyX stock option had before the effective time of the merger. The number of shares of our common stock that will be subject to the new stock option the exercise price per share of our common stock issuable upon exercise of the new option will reflect the exchange ratio in the merger. We expect the exercise price of the assumed options will be approximately $2.17 per share of our common stock issuable upon exercise of the assumed options.

The stock options granted to the PyX employees are subject to change of control provisions that provide for full acceleration of the vesting on their options in the event that either their employment is terminated without cause or they resign for good reason after the change in control takes place. Because the merger constitutes a change of control under the agreements governing these options, and because we are assuming these options upon the same terms and conditions as were in place immediately prior to the merger, if any of these employees are terminated without cause or resign for good reason following the merger, these options will become fully vested and immediately exercisable by the affected employee.

Surrender and Exchange of Share Certificates

As soon as reasonably practicable after the effective time of the merger, but in any event no more than two business days thereafter, we or our agent will send to the PyX shareholders, other than the shareholders who are party to the merger agreement (referred to in this proxy statement as the signing shareholders), transmittal materials containing instructions on how to exchange of their stock certificates representing shares of PyX common stock for certificates representing shares of our common stock that are payable to them in connection with the merger. Upon surrender to us or our agent of their stock certificate or certificates representing the shares of PyX common stock held immediately prior to the merger, and the acceptance of such certificate or certificates by us or our agent in accordance with the instructions to be provided by us or our agent, the PyX shareholders will receive that number of shares of our common stock equal to the number of shares of PyX common stock held immediately prior to the merger multiplied by the exchange rate of 0.46, less that shareholder’s pro rata portion of the escrow which, as stated below, consists of 460,000 shares of our common stock. PyX shareholders that fail to exchange their stock certificates will not be entitled to receive any dividends or other distributions payable by us after the closing until their certificates are surrendered.

We will not issue any fractional shares in the merger. In lieu of fractional shares, PyX shareholders will receive a cash payment equal to the fractional share amount multiplied by the average closing sale price of a share of our common stock, as reported on the Nasdaq SmallCap market, for each of the 10 consecutive trading days immediately preceding the closing date of the merger.

Escrow

At the effective time of the merger, 460,000 shares, or 17.96% of the aggregate number of our shares of common stock to be issued to the PyX shareholders at the effective time, will be placed into an escrow account to satisfy the PyX shareholders’ indemnification obligations relating to breaches of representations, warranties and covenants made in the merger agreement, as described below under “Representations and Warranties.” However, our ability to make a claim against the shares placed in escrow for any damages we incur as a result of such breach will be limited to claims made within the first year after the closing of the merger. If no claims are made within that one-year period, the shares of common stock held in escrow will be distributed on a pro rata basis to the PyX shareholders.

Representations and Warranties

The merger agreement contains customary representations and warranties made by PyX and the signing shareholders to SBE and Merger Sub and by SBE and Merger Sub to PyX and the signing shareholders for purposes of allocating the risks associated with the merger. The assertions embodied in the representations and warranties made by PyX and the signing shareholders are qualified by information set forth in a confidential disclosure schedule that was delivered in connection with the execution of the merger agreement. While we do not believe that the disclosure schedule contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the disclosure schedule PyX delivered to us at signing and which may not be delivered to us until the closing date of the merger.

The representations and warranties in the merger agreement include, among other things:

•	the organization, qualification and good standing of each of us, Merger Sub and PyX;

•	capitalization;

•	the accuracy of each of our and PyX’s financial statements;

•	PyX and our authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	the vote required to approve the merger by our stockholders and PyX’s shareholders;

•	the absence of conflicts, violations or defaults under each party’s organizational documents, applicable laws and material agreements;

•	the absence of litigation matters involving the assets of the parties or that may have the effect of interfering with the merger; and

•	finders’ or advisors’ fees.

In addition, the merger agreement contains additional representations and warranties by PyX and the signing shareholders to us and Merger Sub as to certain other matters, including:

•	the accuracy of PyX’s books and records;

•	the absence of certain changes since February 28, 2005;

•	title to, and absence of liens and encumbrances on, PyX’s assets;

•	the accuracy of information regarding accounts with financial institutions and the collectibility of PyX’s accounts receivable;

•	the condition and adequacy of PyX’s assets;

•	PyX’s intellectual property;

•	PyX’s material contracts;

•	the absence of undisclosed material liabilities of PyX;

•	compliance by PyX with applicable legal requirements;

•	governmental authorizations required in connection with the operation of PyX’s business;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	insurance; and

•	the absence of certain agreements, conflicts and/or other relationships with PyX’s officers, directors and other related parties.

All of the representations, warranties and indemnities set forth in the merger agreement survive for a period of one year following the closing of the merger, except for PyX’s representation and warranty relating to its capitalization, which survives for a period of five years following the closing of the merger, and PyX’s representation and warranty relating to legal proceedings, which survives for a period of three years following the closing of the merger.

Certain Covenants

Access to Information and Confidentiality

The merger agreement provides that PyX will, and will cause its respective officers, directors, employees, representatives and advisors to:

•	provide us with reasonable access to PyX’s representatives, personnel, assets and to all existing books, records, tax returns, work papers and other documents and information relating to PyX;

•	provide us with copies of any existing books, records, tax returns, work papers and other documents and information relating to PyX; and

•	provide us with such additional financial, operating, and other data and information regarding PyX as we may reasonably request.

Conduct of Business Prior to the Merger

PyX and the signing shareholders have agreed that during the period from the date of the merger agreement through the effective time of the merger, PyX shall:

•	conduct its business and operations in the ordinary course and in substantially the same manner as conducted prior to the date of the merger agreement;

•
use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with persons having business relationships with PyX;

•	keep in full force all identified insurance policies;

•	report to us on at least a weekly basis concerning the status of PyX’s business;

•	not take certain actions with respect to PyX’s capital stock and option plans and agreements relating to PyX’s capital stock;

•	not take any action with respect to PyX’s articles of incorporation or bylaws or become a party to an alternative business combination proposal;

•	not form any subsidiary or acquire any interest in any other entity;

•	not make capital expenditures in excess of $5,000 per month;

•	not enter into or permit PyX’s assets to become bound by, any material contract or amend, prematurely terminate or waive any material right or remedy under any material contract;

•	not acquire, lease or license any right or other asset;

•	not sell, lease or license any right or other asset;

•	waive or relinquish any right other than assets acquired, leased, licensed or disposed of pursuant to immaterial contracts;

•	not lend money or incur or guarantee any indebtedness for borrowed money;

•	not establish, adopt or amend any employee benefit plan;

•	not pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of any compensation payable to any of its directors, officers or employees;

•	not hire any new employee;

•	not change any of its methods of accounting or accounting practices in any material respect;

•	not make any tax election;

•	not commence or settle any material legal proceeding;

•	not make any payment to any third party without our consent in the event we make an extension of funds to PyX as provided below under “Exclusion of Funds,” on page __; and

•	not agree or commit to take any of the above actions.

PyX Shareholder Vote

The holders of a majority of the outstanding shares of PyX common stock have already approved the merger and the merger agreement. Because one of the conditions precedent to our obligation to effect the merger is that holders of no more than 5% of the outstanding shares of PyX common stock elect to exercise their dissenters’ rights in connection with the merger, PyX and we are continuing to solicit consent from the remaining PyX shareholders. In addition, pursuant to the terms of the merger agreement, PyX has prepared and distributed a notice regarding the merger to its shareholders, including an information statement setting forth the material terms of the merger agreement and the merger. We took no part in drafting the PyX information statement, although we were given the opportunity to review and comment on the information statement prior to its distribution to the PyX shareholders.

Agreement Not to Solicit Other Offers

PyX and the signing shareholders have agreed that neither PyX nor the signing shareholders will do any of the following during the period between the signing of the merger agreement and the effective time of the merger, or until the merger agreement is terminated in the event the merger is never consummated:

•	solicit or encourage the initiation of any inquiry, proposal or offer relating to an alternative business combination proposal;

•
participate in any discussions or negotiations or enter into any agreement with, or furnish any non-public information to, any person relating to or in connection with any alternative business combination proposal; or

•	consider, entertain or accept any proposal or offer from any person relating to any alternative business combination proposal.

Public Announcements

The merger agreement provides that neither PyX nor any signing shareholder will issue any press release or make any public statement regarding the merger or the merger agreement, or the other transactions contemplated by the merger agreement, without our prior written consent. We agreed to use reasonable efforts to consult with PyX before issuing any press release or making any public statement with respect to merger.

Notification

The merger agreement provides that, prior to the effective time of the merger, the parties to the merger agreement shall promptly advise each other of:

•
the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement that could cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in the merger agreement;

•	any material breach of any covenant or obligation; and

•	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in the merger agreement impossible or unlikely.

Employee Matters

We agreed that, on or before the effective time of the merger, we will make employment offers to certain employees of PyX on terms no less favorable than that provided to existing employees of ours who are similarly situated. Following the effective time of the merger, the time each of these employees spent employed by PyX will be treated as time spent employed by us for purposes of determining certain employee benefits, including any tax-qualified pension plan and welfare benefit plans. No employment offers have been made or determined as of the date of this proxy statement, however, one of the conditions precedent to our obligation to effect the merger is that Nick Bellinger and Andre Hedrick accept their employment offers. At the time of this proxy statement, it is our expectation that one or more of the PyX employees to whom employment offers are made will become executive officers of SBE. However, we expect that our existing management team will remain in place and will otherwise be unaffected by the merger.

Indemnification of Directors and Officers

We and PyX have agreed that the indemnification obligations existing in favor of the directors and officers of PyX, as in effect immediately prior to the effective time of the merger, shall continue in full force and effect for a period of six years after the effective time of the merger. In addition, for a period of six years after the effective time of the merger, Merger Sub will, to the fullest extent permitted under applicable law, indemnify and hold harmless those persons currently covered by the indemnification provisions currently set forth in PyX’s articles of incorporation and bylaws against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, to the same extent currently set forth in PyX’s articles of incorporation and bylaws. In the event that Merger Sub is consolidated with or merged into another entity and is not the surviving entity of such consolidation or merger, or if Merger Sub transfers all or substantially all of its properties and assets to another person, then proper provisions will be made so that the successors and assigns, or we, will assume these indemnification obligations.

Extension of Funds

The merger agreement provides that, if the closing of the merger does not occur on or before May 15, 2005, we will extend a loan to PyX, in the amount of $50,000, on the 15th day of each month, commencing on May 15, 2005, and continuing until the earlier of the closing of the merger or the termination of the merger agreement. We have agreed that any loan made to PyX pursuant to this provision of the merger agreement will not, under any circumstances, be secured by the PyX source code. Such loans, if made, are expected to become due and payable six months after they are made.

Dilution

Prior to the effective time of the merger, we have agreed to refrain from granting any option, subscription right, call, warrant or other right to acquire shares of our capital stock or other securities to any new or existing employee, officer or director without first notifying PyX’s chief executive officer and giving him reasonable opportunity to consult with us regarding any such grant.

Indemnification

With certain exceptions, satisfaction of the PyX and signing shareholders’ indemnification obligation with respect to breaches of representations, warranties and covenants is limited to the shares of our common stock placed in escrow, as described above under “Escrow” on page [__] and “Representations and Warranties” on page[ ___], and is further limited to claims asserted on or prior to the end of the one-year period following the closing of the merger. However, the signing shareholders are personally liable for any breach of the representations and warranties relating to PyX’s capitalization and legal proceedings. The signing shareholders will receive a total of approximately 1,817,000 shares of our common stock in connection with the merger, or approximately 71% of the total number of shares paid to all of the PyX shareholders in connection with the merger. With respect to breaches of the representation and warranty relating to PyX’s legal proceedings, the signing shareholders’ liability is capped at their pro rata portion of the shares received from the escrow, or a total of approximately 326,358 shares of our common stock. All of the shares received by the signing shareholders in connection with the merger, or a total of approximately 1,817,000 shares of our common stock, are subject to their indemnification obligations with respect to breaches of the representation and warranty relating to PyX’s capitalization and breaches of certain covenants related to securities law compliance and the information statement provided to the PyX shareholders in connection with the solicitation of the PyX shareholder vote with respect to the merger agreement and merger. There is no limitation on the liability of the signing shareholders with respect to breaches involving fraud or intentional misrepresentations.

We are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the merger agreement exceed $25,000, after which, and subject to the limitations described above, we are entitled to recover such number of shares of our common stock equal to the amount of the liability divided by the average closing sale price of a share of our common stock for each of the 10 consecutive trading days immediately preceding the closing date of the merger, if the claim was made on or prior to the end of the one year period following the closing of the merger, otherwise, for the 10 consecutive trading days immediately preceding the date notice of the claim was delivered, in each case as reported on the Nasdaq SmallCap Market.

Conditions Precedent

Conditions to the Obligations of Each Party

Our obligation and the obligation of PyX to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	accuracy of the other party’s representations and warranties and compliance by the other party with their covenants;

•	approval by our stockholders of the issuance of shares of our common stock in connection with the merger;

•	execution and delivery of certain ancillary documents attached to the merger agreement as exhibits;

•	receipt of an officer’s certificate certifying the accuracy of each party’s representations and warranties and satisfaction of certain conditions;

•	our entering into a definitive agreement with respect to the private placement;

•	absence of legal prohibitions to the completion of the merger;

•
absence of legal proceedings challenging the merger, seeking recovery of a material amount in damages or seeking to prohibit or limit the exercise of any material right with respect to our ownership of stock in Merger Sub or the PyX shareholders’ ownership of our common stock; and

•	no material adverse effect will have occurred and no circumstance exists that could reasonably be expected to have or result in a material adverse effect with respect to us or PyX.

Additional Conditions to Our Obligations

Our obligation to effect the merger is also subject to the following conditions:

•	holders of no more than 5% of the outstanding PyX common stock will have elected to exercise their dissenters’ rights in connection with the merger;

•	receipt of required consents; and

•	amendment of PyX’s current customer agreement with Pelco in a manner acceptable to us.

Material Adverse Effect

     As set forth in the merger agreement, a violation or other matter will be deemed to have a “material adverse effect” on a person if the violation or other matter would have a material adverse effect on the person’s business, condition, assets, liabilities, operations, financial performance or prospects.

Termination

In addition to terminating upon mutual consent, either party may terminate the merger agreement under the following circumstances:

•
if it is reasonably determined by that party that timely satisfaction of any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has become impossible;

•
if any of the conditions precedent to the obligations of that party to effect the merger and consummate the transactions contemplated by the merger agreement has not been satisfied as of the agreed closing date; or

•	the merger has not been completed on or before July 31, 2005.

Waivers

Any provision of the merger agreement may be waived if the waiver is duly executed and delivered by the party against whom the waiver is to be effective and will only be applicable in the specific instance in which it is given.

Amendments

     Any provision of the merger agreement may be amended if the amendment is duly executed and delivered by all of the parties to the merger agreement.

Fees and Expenses

We and PyX will each pay our own respective fees, costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including all fees and expenses incurred in connection with:

•	our investigation and review conducted with respect to PyX’s business;

•	the negotiation, preparation and review of the merger agreement and ancillary agreements delivered or to be delivered in connection with the transactions contemplated by the merger agreement;

•
the preparation and submission of any filing or notice required to be made or given in connection with, and the obtaining of any consent required by, any of the transactions contemplated by the merger agreement;

•	our preparation and audit of the PyX’s financial statements; and

•	the consummation of the merger.

Accounting Treatment of the Merger

The merger will be accounted for by us under the purchase method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by us in connection with the merger, together with the direct costs of the merger, will be allocated to PyX’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities of PyX will be consolidated into our assets and liabilities as of the effective date of the merger. The stock options issued to the former holders of options to purchase shares of PyX common stock will be assumed by us and accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the stock and the exercise price of the option.

Shareholder Agreement

At or prior to the closing of the merger, we will enter into the shareholders agreement with the PyX shareholders who will receive shares of our common stock in the merger. The shareholder agreement is the agreement that governs the terms under which we have agreed to register for resale the shares of our common stock to be issued to these shareholders with the SEC.

Registration Rights

We have agreed to use our best efforts file a registration statement with the SEC within 90 days after the closing date of the merger registering the resale of such shares of our common stock from time to time by these shareholders, and to cause the registration statement to become effective within 120 days following the closing date. Once effective, the registration statement will permit these shareholders to sell the shares of our common stock issued to them in connection with the merger from time to time using the methods of distribution to be described in the registration statement. However, the shareholder agreement also provides that, with respect to 95% of the shares of our common stock to be received by such shareholders in connection with the merger, no sales will be made until one year after the effective time of the merger. We have also agreed not to have any other registration statements filed with the SEC with respect to the issuance or resale of shares of our capital stock (other than a registration statement on Form S-8 registering for resale shares of our common stock issued pursuant to an equity compensation plan or arrangement) declared effective unless the registration statement with respect to the shares to be issued in connection with the merger has also been declared effective. We expect to register these shares for resale concurrently with those issued in connection with the private placement. The shareholder agreement also contains customary obligations and indemnity provisions on the part of us and the PyX shareholders relating to the registration process, and provides that we will pay the expenses incurred by us in any registration pursuant to the shareholders agreement.

Voting Agreement

Certain members of our management are party to a voting agreement, dated ______, 2005, pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The form of voting agreement is attached to this proxy statement as Annex D. You should read the voting agreement carefully. It is the agreement that governs the terms under which our management team has agreed to vote in favor of the transactions. The shares subject to the voting agreement represent approximately ___% of the outstanding shares of our common stock, based on the number of shares outstanding on _____, 2005.

Past Contacts, Transactions or Negotiations

Other than as described in the “Background of the Merger and the Private Placement,” we and PyX have not had any past material contacts, transactions or negotiations.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote FOR the merger, the merger agreement, the issuance of shares of our common stock to the PyX shareholders and the assumption of options to purchase shares of our common stock in the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the historical per share information of us and PyX and the combined per share data on an unaudited pro forma basis after giving effect to the merger, as well as the issuance of the common stock in the private placement. Also presented is PyX’s equivalent pro forma per share data for one share of PyX common stock. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

The unaudited pro forma combined per share information combines the financial information of us for the three-month period ended January 31, 2005 with the financial information of PyX for the three-month period ended December 31, 2004 and for our fiscal year ended October 31, 2004 and the PyX fiscal year ended December 31, 2004, assuming the merger and the private placement had occurred on the first day of the respective periods.

Historical book value per common share for us is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at January 31, 2005 and for PyX by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at December 31, 2004. Our unaudited pro forma combined per share data is derived from the unaudited pro forma combined financial statements that are included elsewhere in this proxy statement. The PyX equivalent pro forma per share data is calculated by applying the exchange ratio of PyX common shares to our common shares received.

	Three-Month Period Ended	Year Ended
	January 31, 2005 (SBE) of December 31, 2004 (PyX)	October 31, 2004 (SBE) or December 31, 2004 (PyX)
	(Unaudited)
SBE Historical Per Share Data:
Basic and diluted net income (loss) per common share	$0.03	$(0.33)
Book value per common share	$0.91	$0.83
PyX Historical Per Share Data:
Basic and diluted net loss per share	$(0.02)	$0.05)
Book value (deficiency) per common share	$(0.04)	$(0.04)
SBE Pro Forma Combined:
Basic and diluted net loss per common share	$(0.06)	$(0.49)
Book value per share	$1.35	$1.36
PyX Equivalent Pro Forma Combined:	$(0.03)	$(0.23)
Basic and diluted net loss per common share	$0.62	$0.63
Book value per share

Our common stock is listed on the Nasdaq SmallCap Market, under the symbol “SBEI.” For the periods indicated, the following table sets forth the high and low per share closing prices for our common stock as reported by The Nasdaq SmallCap Market through the close of business on March 31, 2005.

	High	Low

Fiscal 2004
First Quarter	$8.50	$5.52
(ended January 31, 2004)
Second Quarter	7.38	3.63
(ended April 30, 2004)
Third Quarter	4.40	2.81
(ended July 31, 2004)
Fourth Quarter	4.10	2.54
(ended October 31, 2004)
Fiscal 2005	5.09	2.89
First Quarter
(ended January 31, 2005)	3.79	2.57
Second Quarter
(through March 31, 2005)

The closing sale price for our common stock on the Nasdaq SmallCap Market on March 24, 2005, the last full trading day prior to the public announcement of the merger, was $3.15, and on [_____], 2005, was [_____]. There are no restrictions on our ability to pay dividends; however, it is currently the intention of our Board of Directors to retain all earnings, if any, for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon our earnings, capital requirements, operating results and financial condition.

No active trading or public market exists for PyX common stock. The shares of PyX common stock are not listed on any exchange and are not traded in the over-the-counter market. As of April 29, 2005, the record date, there were 14 stockholders of record who held shares of PyX common stock. PyX has never paid any cash dividends on its common stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF SBE

SBE, Inc. Unaudited Pro Forma Consolidated Balance Sheet)

	January 31, 2005	December 31, 2004
	Historical	Historical			Combined
	SBE	PyX	Adjustments		As Adjusted
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,564	$5	$6,500	(a)	$7,080
			(791	)(b)
			(198	)(c)
Trade accounts receivable, net	2,048	--			2,048
Inventories	1,638	--			1,638
Other	276	24			276
Total current assets	4,879	29	5,511		11,066

Property and equipment, net	408	13			421
Capitalized software, net	41	--			41
Intellectual property, net	--	--	4,135	(d)	4,135
Other	33	--			33
Total assets	$6,008	$42	$9,646		$15,696

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Loan	$--	$10			$10
Trade accounts payable	526	83			609
Accrued payroll and employee benefits	377	44			83
Other accrued expenses	260	--			421
Deferred revenue	--	83			260
Capital lease obligations	26	--			26
Total liabilities	1,189	220			1,409

Long term liabilities	146	--			146

Total Liabilities	1,335	220			1,555

Stockholders' equity
Common Stock and additional paid in capital	16,068	113	6,838	(e)	29,769
			6,750	(f)
Deferred compensation	(120)	--			(120)
Retained deficit	(11,275)	(291)	(3,942	)(g)	(15,508)
Total stockholders' equity	4,673	(178)	9,646		14,141
Total liabilities and stockholders' equity	$6,008	$42	$9,646		$15,696

Footnotes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 31, 2005 for SBE and December 31, 2004 for PyX:

(a)	Net cash received from selling 2,575,000 shares of SBE common stock, assuming a price per share of $2.00, and warrants to purchase 1,287,500 shares of SBE common stock, assuming an exercise price per share of $2.66, in the private placement, net of offering expenses and of expenses related to the PyX acquisition.
(b)	Adjustment to reflect the cash payments for the annual salaries plus benefits of the PyX employees hired by SBE.
(c)	Adjustment to reflect the cash payments for the quarterly salaries plus benefits of the PyX employees hired by SBE.
(d)	Adjustment to allocate $7,088,000 to Intellectual Property, which is the estimated fair value of the PyX intellectual property, associated with current and future products acquired in the acquisition of PyX. The intellectual property is estimated to have value for at least 36 months and will be amortized to expense over that period. This amount has been reduced by an adjustment of $2,953,000 to recognize the amortization expense that would have been recorded if the transaction had occurred on November 1, 2003. The retained deficit has been increased by an adjustment to reflect the $2,953,000 of amortization expense associated with the intellectual property acquired in the PyX acquisition.
(e)	The Com pany will issue 2,561,050 shares of SBE common stock valued at $2.67 per share for payment to the selling shareholders of PyX for the acquisition of PyX.
(f)	The Company will issue 2,575,000 shares of SBE common stock, assuming a price per share of $2.00, plus warrants to purchase an additional 1,287,500 shares of SBE common stock, assuming an exercise price per share of $2.66, to the purchasers in the private placement.
(g)	Adjustment to reflect the results of the pro forma adjustments net income (loss) as if the transaction had occurred on November 1, 2004.

SBE, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations

	For the three months ended
	January 31, 2005	December 31, 2004
	Historical	Historical				Combined
	SBE	PyX	Adjustments			Companies
	(in thousands, except for per share amounts)
Net Sales	$2,815	$--				$$2,815
Cost of Sales	1,230	--		591	(a)	1,821
Gross Profit	1,585	--		591		994

Product research and development	473	47		113	(b)	633
Sales and marketing	559	18		84	(d)	661
General and administrative	369	26		--		395
Total operating expense	1,401	91		198		1,690

Operating income (loss)	184	(91)		(788)		(695)

Interest income (expense)	(2)	--		--		(2)

Net income (loss) before income taxes	182	(91)		(788)		(697)
Provision for income taxes	5	--		--		5

Net income (loss)	$189	$(91)		$(788)		$(702)

Basic income (loss) per share	$0.03	$	$			$(0.07)
Diluted income (loss) per share	$0.03	$	$			$(0.06)

Basic - shares used in per share computations	5,136			5,361	(d)	10,497
Diluted - shares used in per share computations	5,869			5,361	(d)	11,230

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended January 31, 2005 for SBE and December 31, 2004 for PyX:

(a)	The intellectual property acquired in the PyX acquisition is amortized to expense over 36 months. This adjustment reflects three months amortization of intellectual property originally valued at $7,088,000 acquired in the PyX acquisition.
(b)	Adjustment to reflect the quarterly salary and benefits for the Chief Technical Officer and two engineers hired by SBE from PyX.
(c)	Adjustment to reflect the annual salary and benefits of business development and one sales employee hired by SBE from PyX.
(d)	Combined pro forma shares include 2,561,050 shares of SBE common stock that the Company will be issuing to the selling shareholders of PyX plus 2,575,000 shares of SBE common stock, assuming a price per share of $2.00, and warrants to purchase 1,287,500 that the Company will be selling to the purchasers in the private placement equity transaction.

SBE, Inc. Unaudited Pro Forma Condensed Combined State of Operations

	For the year ended
	October 31, 2004	December 31, 2004
	Historical	Historical				Combined
	SBE	PyX		Adjustments		Companies
	(in thousands, except for per share amounts)

Net Sales	$11,066	$--	$			$11,066
Cost of Sales	6,646	--		2,363	(a)	9,009
Gross Profit	4,420	--		--		2,057

Product research and development	2,411	143		454	(b)	3,008
Sales and marketing	2,177	125		338	(c)	2,640
General and administrative	1,755	--				1,755
Loan reserve	(239)	--				(239)
Total operating expense	6,104	268		791		11,265

Operating loss	(1,684)	(268)		(3,154)		(5,106)

Interest income (expense)	5	-				5

Net loss before income taxes	(1,679)	(268)		(3,154)		(5,101)
Benefit for income taxes	--	--

Net loss	$(1,679)	$(268)		$(3,154)		$(5,101)

Basic loss per share	$(0.33)		$	$		$(0.49)
Diluted loss per share	$(0.33)		$	$		$(0.49)

Basic - shares used in per share computations	5,022			5,361	(d)	10,383
Diluted - shares used in per share computations	5,022			5,361	(d)	10,383

Footnotes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 2004 for SBE and December 31, 2004 for PyX:

(a)	The intellectual property acquired in the PyX acquisition is amortized to expense over 36 months. This adjustment reflects twelve months amortization of intellectual property originally valued at $7,088,000 acquired in the PyX acquisition.
(b)	Adjustment to reflect the annual salary and benefits for the Chief Technical Officer and two engineers hired by SBE from PyX.
(c)	Adjustment to reflect the annual salary and benefits of business development and one sales employee hired by SBE from PyX.
(d)	Combined pro forma shares include 2,561,050 shares of SBE common stock that the Company will be issuing to the selling shareholders of PyX plus 2,575,000 shares of SBE common stock, assuming a price per share of $2.00, that the Company will be selling to the purchasers in the private placement.

SELECTED FINANCIAL DATA OF PYX

  The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyX” and the financial statements and the notes thereto included elsewhere in this proxy statement. PyX was incorporated on November 26, 2002. The selected statements of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 and the selected balance sheet data as of December 31, 2003 and 2004 are derived from the audited financial statements that are included elsewhere in this proxy statement and represent the financial data of PyX since its inception.

	January 1, 2004 to December 31, 2004	Period from Inception to December 31, 2003
Statements of Operations Data:

Total revenues	$--	$5,000
Total operating expenses	267,432	26,696
Operating loss	(267,432)	(21,696)
Net loss	$(268,463)	$(22,510)
Basic and diluted net loss per share	$(0.05)	$(0.22)

	December 31,
	2004	2003
Balance Sheet Data:

Total current assets	$4,869	$392
Total assets	41,449	11,982
Total current liabilities	$219,922	$1,992
Total liabilities	219,922	1,992
Total shareholders' equity (deficit)	$(178,473)	$9,990

DESCRIPTION OF PYX’S BUSINESS

The following description of PyX’s business contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect PyX’s analysis only as of the date hereof, and PyX assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following description should be read in conjunction with PyX’s consolidated financial statements for the years ended December 31, 2003 and 2004 and the related notes included in this proxy statement.

Overview

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page [___] represent those of a development stage enterprise.

PyX’s goal is to develop a complete software-based, scalable storage solution via an iSCSI Initiator and Target driver set for the NetBSD or LINUX OS. PyX believes that its iSCSI software provides an efficient alternative for all environments seeking interoperability in a software-based enterprise storage solution. A Storage Area Network, or SAN, infrastructure with iSCSI capabilities can continue to operate during the constant network changes and updates facing network operators today.

PyX currently has two products that have been completed, an iSCSI Initiator and an iSCSI Target running on Linux. All PyX products conform to the iSCSI standard as ratified by the Internet Engineering Task Force (“IETF”). PyX believes that it is the first and only company in the world to complete development of a universal iSCSI protocol that meets and exceeds the IETF standard for Error Recovery Level Two (ERL2) with full Sync and Steering.

Strategy

PyX expects its principal markets to be with the manufacturers, developers and systems integrators of small- and medium-sized companies for whom the costs of other high-performance storage transport technology, and in particular fibre channel architectures, may be prohibitively expensive. As companies see the number of servers and databases grow on their networks, they are experiencing increasing storage-management complexity that can result in inefficient storage utilization and increased cost of ownership. When the expense and scarcity of qualified IT support staff are factored in, these issues can be compounded significantly.

For small- and medium-sized companies, iSCSI may be their best solution as it utilizes the same IP infrastructure as network attached storage, but features the block input/output protocol inherent in storage area networks, or SANs. PyX believes that the adaptability of iSCSI to varied storage approaches likewise increases the market potential for iSCSI software solutions. The bulk of PyX’s iSCSI revenues for 2005 and 2006 are expected to come from sales in the SAN market as described above. PyX also anticipates being able to market to the developing consumer and military/government markets. Specifically, iSCSI applications are expected to include Secure Mobile Computing, in the military/government market, and the Global Personal SAN, in the consumer market. While these markets will take longer to develop, they are expected to be a part of PyX’s long-term strategy for growth and expansion beyond the traditional SAN market.

Products

PyX’s product development initiative for 2005 is expected to include several iSCSI software products, two of which have been completed, the iSCSI Initiator and the iSCSI Target software running on Linux. The iSCSI Initiator, the Linux version of which is currently being shipped, is a product that resides on a client’s computer, server or device that is connected to a network. PyX’s technology allows the iSCSI Initiator to regard the target storage device as another local disk, whether it is in a server in a nearby location or in another country. The iSCSI Target is a product that resides on a storage server and is the destination of The iSCSI Initiator. Recently, a graphical user interface was added to the management features of this stack to enhance the ease-of-use experience and broaden the appeal to a larger market.

All of PyX’s current and planned products conform to the iSCSI standard as ratified by the Internet Engineering Task Force, IETF. PyX believes that it is the first and only company in the world to complete development of a universal iSCSI protocol that meets, and exceeds, the IETF standard for Error Recovery Level Two, or ERL2, with full Sync and Steering. At present, PyX is not aware of any other iSCSI vendors that are offering both Initiator and Target solutions that provide full error-recovery features.

This advance in PyX’s technology offers enterprise level, multi-path migration with error recovery previously available only in more expensive fibre channel architectures. PyX believes that its software will enable original equipment manufacturers, value-added resellers and independent software vendors to deliver on iSCSI’s promise of providing multi-path linked enterprise data storage with error recovery and failover at significantly less than the cost of fibre channel.

PyX’s roadmap for the further development of its iSCSI software products is expected to include a number of initiatives in 2005 and 2006. The chart below presents the current plan and an estimated timeline for projects that have been approved or are being considered by PyX.

Intellectual Property

PyX does not hold and has not applied for or registered any patents or trademarks.

Customers

As of the date hereof, PyX is dependent on one customer, a leading video surveillance company, for 100% of its revenue. PyX expects to execute agreements with additional customers in 2005.

Employees

PyX currently has five employees: Greg Yamamoto, its Chief Executive Officer; Andre Hedrick, its President and Chief Technical Officer; Leo Fang, its Chief Operating Officer); Nicholas Bellinger its Chief Software Architect; and Chris Short its Vice President of North American Sales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF PYX

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect our analysis only as of the date hereof, and neither we nor PyX assume any obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The following discussion should be read in conjunction with PyX’s consolidated financial statements for the years ended December 31, 2003 and 2004 and the related notes included in this proxy statement.

Overview

PyX Technologies, Inc., or PyX, is a technology company that was incorporated under the laws of the State of California on November 26, 2002. Since inception, PyX's efforts have been devoted to the development of software products for the Internet Small Computer System Interface, or iSCSI, enterprise storage market and raising capital. PyX has not received any significant revenues from the sale of its products or services. Accordingly, through the date of this proxy statement, PyX is considered to be in the development stage and the accompanying financial statements on page ___ represent those of a development stage enterprise.

PyX’s revenues are derived primarily from the sale of iSCSI software licenses and related consulting services associated with customer product development. Currently, PyX has licensed its iSCSI Initiator and Target software to a single customer. Revenues are recognized upon satisfying all generally accepted accounting principles related to software revenue recognition. Cash received in advance of revenue recognition is included in deferred revenue.

PyX’s operating expenses consist primarily of research and development costs and selling and marketing expenses. PyX’s research and development expenses consist primarily of salaries of personnel, consulting expenses associated with new technology development and testing costs. PyX’s selling and marketing expenses consist primarily of sales personnel and public relations expenses.

PyX’s general and administrative expenses consist primarily of salaries of personnel engaged in corporate administration, finance and accounting, human resources, and operations. General and administrative expenses also include professional fees and other general corporate expenses.

Critical Accounting Policies And Use Of Estimates

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires PyX to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

The following table sets forth our results of operations:

	January 1, 2004 to	Period from Inception to
	December 31, 2004	December 31, 2003

Total revenue	---	5,000
Total operating expenses	267,442	26,696
Operating loss	(267,442)	(21,696)
Interest expense	200	---
Income (loss) before income taxes	(267,642)	(21,696)
Income tax expense	831	814
Net loss	$(268,473)	$(22,510)

Comparison of Years Ended December 31, 2004 and 2003

Revenues

Total revenues for the year ended December 31, 2004 decreased to $0 from $5,000 for the period from inception to December 31, 2003. The decrease in revenues in 2004 resulted primarily from deferral to 2005 of all of PyX’s revenue for 2004 in accordance with generally accepted accounting principles related to software revenue recognition. PyX had $82,500 in deferred revenue for 2004.

Operating Expenses

  Operating expenses for the year ended December 31, 2004 increased to $267,442 from $26,696 for the period from inception to December 31, 2003. The increase in operating expenses was primarily due to an increase in salary payments during 2004.

Interest Expense

Interest expense for the year ended December 31, 2004 increased to US $200 from no interest expense for the period from inception to December 31, 2003. The increase was primarily due to the interest related to a $10,000 loan financed in the fourth quarter of 2004.

Net Loss

Net loss for the year ended December 31, 2004 increased to $268,000 from $23,000 for the period from inception to December 31, 2003. The increased loss in 2004 primarily resulted from increased research and development spending on the iSCSI software products and an increase in salary payments during 2004.

Stock-based Compensation

From its inception to December 31, 2004, PyX did not have any stock based compensation.

Liquidity and Capital Resources

Since its inception, PyX has financed its operations through sales of stock and a small loan and, more recently, minimal amounts of internally generated cash flow from operations. PyX’s cash and cash equivalents increased $76,504 to $81,373 at March 31, 2005 from $4,869 at December 31, 2004. The increase was primarily a result of an investment round of $250,000 in January 2005, offset by $65,900 for retaining legal counsel, pre-paying future commission expenses and fixed asset costs. PyX’s net cash and cash equivalents provided by financing activities during the first quarter of 2005 totaled $250,000.

At December 31, 2004, PyX had working capital of $4,869. This represented a $4,477 increase in working capital from $392 at December 31, 2003. The increase in working capital resulted primarily from $90,000 in cash received from financing activities, most notably $80,000 from the sale of stock and $10,000 from a related party loan. The cash received from financing activities was partially offset by losses from operations and purchases of computer equipment.

In January of 2003, PyX sold 5,000,000 shares of PyX common stock for a per share price of $0.002 with aggregate proceeds to PyX of $10,000. In June and August of 2003, PyX sold 22,500 shares of PyX common stock for a per share price of $1.00. In March and April of 2004, PyX sold 80,000 shares of PyX common stock for a per share price of $1.00. In January 2005, PyX sold 250,000 shares of PyX common stock for a per share price of $1.00.

PyX’s cash expenditures have been primarily related to operating expense, such as payroll, marketing and travel, in addition to purchases of computer and development equipment.

Recent Accounting Pronouncements

PyX derives revenues from the following sources: (1) software, which includes new iSCSI Target and Initiator software licenses and (2) services, which includes consulting.

New software license revenues represent all fees earned from granting customers licenses to use PyX’s iSCSI software. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, Software Revenue Recognition, or SOP 97-2, issued by the American Institute of Certified Public Accountants, PyX exercises judgment and uses estimates in connection with the determination of the amount of software and services revenues to be recognized in each accounting period.

For software license arrangements that do not require significant modification or customization of the underlying software, PyX recognizes new software license revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is reasonably assured. Substantially all of PyX’s new software license revenue is recognized in this manner. No software license revenue has been recognized to date.

Certain of PyX’s software arrangements include consulting implementation services sold separately under consulting engagement contracts. Consulting revenues from these arrangements are generally accounted for separately from new software license revenues because the arrangements qualify as service transactions as defined in SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee. Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Service revenues of $0 and $5,000 were recognized in the year ended December 31, 2004 and the period from inception (November 26, 2002) to December 31, 2003, respectively.

INDEX TO PyX TECHNOLOGIES, INC.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Board of Directors
PyX Technologies, Inc.
San Ramon, California

We have audited the accompanying balance sheets of PyX Technologies, Inc. (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, the period from inception (November 26, 2002) through December 31, 2003, and the period from inception (November 26, 2002) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PyX Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004, the period from inception (November 26, 2002) through December 31, 2003, and the period from inception (November 26, 2002) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

March 3, 2005
San Francisco, California

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

		December 31,
	2004	2003
ASSETS

Current assets:
Cash	$4,869	$392
Total current assets	4,869	392
Property and equipment, net	12,580	11,590
Other assets	24,000	---
Total assets	$41,449	$11,982

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Loans	$10,200	$ ---
Accounts payable	82,870	1,992
Accrued payroll and employee benefits	44,352	---
Deferred revenues	82,500	---
Total current liabilities	219,922	1,992

Total liabilities	219,922	1,992

Commitments and contingencies	---	---

Stockholders' equity (deficit):
Common stock
($0.001 par value); authorized 10,000,000 and 200,000
shares; issued and outstanding 5,102,500 and 100,450	1,084	1,004
Additional paid-in capital	111,416	31,496
Deficit accumulated during the development stage	(290,973)	(22,510)

Total shareholders' equity (deficit)	(178,473)	9,990
Total liabilities and shareholders' equity (deficit)	$41,449	$11,982

The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	January 1,	Period from	Cumulative
	2004 to	Inception to	from Inception
	December 31,	December 31,	to December, 31
	2004	2003	2004

Service contract revenues	$ ---	$5,000	$5,000
Total revenues	---	5,000	5,000

Costs and expenses:
Product research and development	142,625	13,808	156,433
Selling, general and administrative	124,807	12,888	137,695
Total operating expenses	267,432	26,696	294,128
Operating loss	(267,432)	(21,696)	(289,128)
Interest expense	200	---	200
Loss before income taxes	(267,632)	(21,696)	(289,328)

Income tax expense	831	814	1,645
Net loss	$(268,463)	$(22,510)	$(290,973)

The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

					Common Stock and Additional Paid-in Capital
	Shares		Par Value		Additional Paid-in Capital	Accumulated Deficit		Total

Balance, November 26, 2002	$	---	$	---	$ ---	$	---	$	---
Stock issued to founders		100,000		1,000	9,000		---		10,000
Stock issued in connection with private placement		450		4	22,496		---		22,500
Net loss		---		---	---		(22,510)		(22,510)
Balance, December 31, 2003		100,450		1,004	31,496		(22,510)		9,990
1 to 50 stock split		4,922,050		---	---		---		---
Stock issued in connection with private placement		80,000		80	79,920		---		80,000
Net loss		--		---	--		(268,463)		(268,463)
Balance, December 31, 2004		5,102,500		$1,084	$111,416		$(290,973)		$(178,473)

The accompanying notes are an integral part of these financial statements.

PYX TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	Period from Inception (November 26, 2002) through December 31, 2003	Period from Inception (November 26, 2002) through December 31, 2004
Cash flows from operating activities:
Net loss	$(268,463)	$(22,510)	$(290,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,447	1,812	7,259
Changes in operating assets and liabilities:
Other assets	(24,000)	--	(24,000)
Accounts payable	80,879	1,992	82,871
Accrued payroll and commissions	44,351	--	44,351
Deferred revenues	82,500	--	82,500

Net cash used in operating activities	(79,286)	(18,706)	(97,992)
Cash flows from investing activities:
Purchases of property and equipment	(6,437)	(13,402)	(19,839)

Net cash used in investing activities	(6,437)	(13,402)	(19,839)

Cash flows from financing activities:
Loan	10,200	--	10,200
Proceeds from issuance of common stock	80,000	32,500	112,500
Net cash provided by financing activities	90,200	32,500	122,700
Net increase in cash and cash equivalents	4,477	392	4,869

Cash at beginning of year	392	--	--
Cash at end of year	$4,869	$392	$4,869

Interest paid	--	--	---
Income tax paid	800	--	800

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and Basis of Presentation:

PyX Technologies, Inc. (the Company) is a technology company incorporated under the laws of the State of California on November 26, 2002 (inception). The Company is in the research and development stage of software products for the Internet Small Computer System Interface (“iSCSI”) Enterprise Storage market.

Since inception, the Company's efforts have been devoted to the development of iSCSI software and raising capital. The Company has not received any significant revenues from the sale of its products or services since inception. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

The financial statements present the results of operations for the period from inception to December 31, 2004.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash:

Substantially all of the Company’s cash is held with one large financial institution and may at times be above insured limits.

Property and Equipment:

Property and equipment are carried at cost. The Company records depreciation charges on a straight-line basis over the assets' estimated useful lives of three years for computers and related equipment used to develop its software products.

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss on sale or disposal is recognized in operations. Maintenance, repairs and minor renewals are charged to expense as incurred.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. In performing the review for recoverability, The Company estimates the future gross cash flows expected to result from the use of the asset and its eventual disposition. If such gross cash flows are less than the carrying amount of the asset, the asset is considered impaired. The amount of the impairment loss, if any, would then be calculated based on the excess of the carrying amount of the asset over its fair value.

Revenue Recognition:

The Company will derive revenues from the following sources: (1) software, which includes new iSCSI Target and Initiator software licenses and (2) services, which include consulting.

When the Company exits the development stage, new software license revenues will represent all fees earned from granting customers licenses to use the Company’s iSCSI software. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants, The Company exercises judgment and uses estimates in connection with the determination of the amount of software and services revenues to be recognized in each accounting period.

For software license arrangements that do not require significant modification or customization of the underlying software, the Company will recognize new software license revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is reasonably assured. Substantially all of the Company’s new software license revenue is recognized in this manner. No software license revenue has been recognized to date.

Certain of the Company’s software arrangements include consulting implementation services sold separately under consulting engagement contracts. Consulting revenues from these arrangements are generally accounted for separately from new software license revenues because the arrangements qualify as service transactions as defined in SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee. Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved. Service revenues of $0 and $5,000 were recognized in the year ended December 31, 2004 and the period from inception (November 26, 2002) to December 31, 2003, respectively.

Product Research and Development Expenditures:

Research and development costs are expensed as incurred.

Income Taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of items that have been included in the financial statements or tax returns. Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are recorded against net deferred tax assets where, in our opinion, realization is uncertain. The provision for income taxes represents the net change in deferred tax amounts, plus income taxes payable for the current period.

As of December 31, 2004 the Company had net operating loss (NOL) carryforwards of approximately $99,000 and $2,000 for federal and state income tax purposes expiring in varying amounts from 2023 through 2024. Because management could not determine it was more likely than not that deferred tax assets, primarily relating to the NOLs, would be realized, a valuation allowance has been provided to eliminate all of the deferred tax assets of approximately $40,000 at December 31, 2004. The Company did pay the required California state minimum income taxes in 2003 and 2004.

Pursuant to the provision of the Tax Reform Act of 1986, utilization of the NOL carryforwards may also be subject to an annual limitation if a greater than 50% change in the ownership of the Company occurs within a three-year period.

2. PROPERTY AND EQUIPMENT

Property and equipment at December 31 are comprised of the following:

	2004	2003

Computer hardware	$19,839	$13,402
Less accumulated depreciation and amortization	(7,259)	(1,812)
	$12,580	$11,590

Depreciation expense totaled $5,447 and $1,812 for the years ended December 31, 2004 and 2003, respectively.

3. SHAREHOLDERS' EQUITY

In January 1, 2003, the Company sold 100,000 shares to the Company’s founders in exchange for the assignment to the Company of certain technology and related rights owned by the purchasers valued at $10,000. In July 2003, 450 shares of common stock were sold to investors for $50.00 per share. On November 30, 2003, the Company increased its authorized number of shares of common stock from 200,000 to 10,000,000 and simultaneously declared a 50 to 1 stock split of its common stock. In March 2004, 80,000 shares of the Company’s Common Stock have been sold to investors for $1.00 per share.

4. LOANS

On September 27, 2004, the Company entered into a loan agreement with a relative of one of the founders for $10,000 at an annual interest rate of 8% due October 31, 2005. As of December 31, 2004, the outstanding principal and interest totaled $10,200.

5. SUBSEQUENT EVENTS

On March 28, 2005, the Company entered into a definite agreement to be acquired by SBE, Inc (“SBE”), a Delaware corporation listed on the Nasdaq SmallCap Market under symbol SBEI. In the acquisition, the Company will be merged with and into a wholly-owned subsidiary of SBE and each outstanding share of the Company’s Common Stock will be automatically converted into 0.46 shares of SBE Common Stock . The closing of the merger is subject to certain closing conditions including approval by SBE’s stockholders, SBE entering into a definitive agreement for raising at least $5 million in cash from investors (with the closing being subject only to the closing of the merger), amendment of the Company’s agreement with Pelco and customary closing conditions. The merger is expected to close in SBE’s third fiscal quarter, ending July 31, 2005. An officer of SBE, Inc. is also a shareholder of the Company.

On January 20, 2005, the Company issued $250,000 of preferred stock for $250,000 cash. The preferred stock has a liquidation preference to the Company’s common stock holders. The preferred stock is convertible into common stock simultaneously with the sale of the Company to SBE. The Company also entered into an employment agreement with two of the holders of the preferred stock. The employees will receive 175,000 shares of the Company’s preferred stock vested monthly over the period January 2005 though July 2005 in lieu of cash compensation.

PROPOSAL 2
APPROVAL OF THE UNIT SUBSCRIPTION AGREEMENT
AND THE ISSUANCE OF SHARES OF SERIES A
PREFERRED STOCK IN THE PRIVATE PLACEMENT

General

The unit subscription agreement provides that, subject to satisfaction of certain conditions, and assuming a price per share of $2.00, we will issue to the purchasers:

•	2,575,000 shares of our common stock, or approximately _____% of the outstanding shares of our common stock after the closing of the merger and the private placement, assuming no further issuances of shares of our common stock and no exercise of outstanding stock options or warrants, based on the number of shares outstanding on _____, 2005; and

•	warrants to purchase up to an additional 1,287,500 shares of our common stock, or approximately _____% of the outstanding shares of our common stock after the closing of the merger and the private placement, assuming no further issuances of shares of our common stock and not exercise of outstanding stock options or warrants, based on the number of shares outstanding on _____, 2005.

We refer to the shares of our common stock and the warrants to purchase shares of our common stock in this proxy statement as units. Each unit consists of one share of our common stock and a warrant to purchase one-half of a share of our common stock.

The aggregate proceeds we will receive from the issuance of the units to the purchasers in the private placement is $5,150,000.

We entered into unit subscription agreements, each dated as of March 4, 2005, with each of the purchasers set forth below. Together, these investors are referred to as the purchasers. The purchasers have agreed to purchase units representing aggregate gross proceeds to us of $5.0 million in the following amounts:

Name	Investment
Herschel Berkowitz	$150,000.00
Paul Packer	50,000.00
Globis Capital Partners	500,000.00
Globis Overseas Fund Ltd.	200,000.00
Richard Grossman	50,000.00
Joshua Hirsch	50,000.00
James Kardon	17,000.00
AIGH Investment Partners LLC	825,000.00
Ellis International LLC	100,000.00
Jack Dodick	200,000.00
Stephen Spira	100,000.00
Fame Associates	100,000.00
Cam Co	350,000.00
Anfel Trading Limited	650,000.00
Ganot Corporation	350,000.00
LaPlace Group, LLC	300,000.00
F. Lyon Polk	60,000.00
Paul Tramontano	50,000.00
Hilary Edson	60,000.00
Kevin McCaffrey	100,000.00
William Heinzerling	100,000.00
John A. Moore	100,000.00
Mark Giordano	30,000.00
Jeffrey Schwartz	8,000.00
Norman Pessin	250,000.00
Greg Yamamoto	200,000.00
Tzu-Wang Pan	50,000.00
Kurt Miyatake	50,000.00
Greg Yamamoto, as UTMA custodian for Melanie Yamamoto	50,000.00
Greg Yamamoto, as UTMA custodian for Nicholas Yamamoto	50,000.00
Total	$5,150,000.00

The form of unit subscription agreement is attached to this proxy statement as Annex C. You should read the unit subscription agreement carefully. It is the agreement that governs the terms of the private placement. The following information summarizes the terms related to the private placement and the unit subscription agreements.

Per Unit Purchase Price

Each unit will be issued at a price equal to the lowest of:

•	$2.50;

•
92% of the average closing sale price per share of our common stock, as reported on the Nasdaq SmallCap Market, for each of the five consecutive trading days on which our common stock trades ending on the date immediately prior to the closing date of the private placement; and

•
95% of the closing sale price per share of our common stock, as reported on the Nasdaq SmallCap Market, on the trading day on which our common stock trades that immediately precedes the closing date of the private placement.

The private placement will be significantly dilutive to current stockholders and the PyX stockholders. We have the right to terminate the unit subscription agreement and not close the transaction if the price per unit is less than $2.00.

Closing of the Private Placement

The unit subscription agreements provide that the closing of the private placement will take place as soon as practicable after the last condition precedent to closing has been satisfied or waived and no later than 60 days after the date the unit subscription agreements were entered into. However, if the SEC determines to review this proxy statement, then the closing of the private placement must take place no later than July 31, 2005, or such later date as the purchasers of a majority of the units determine.

Closing of the private placement could be delayed if there is a delay in satisfying the closing conditions to the private placement. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the private placement at all. If the private placement is not completed on or before 60 days after the unit subscription units were entered into or July 31, 2005, as applicable, and the purchasers of a majority of the units are unwilling to extend the closing date, the unit subscription agreements will terminate.

Representations and Warranties

The unit subscription agreements contain customary representations and warranties made by us to the purchasers and by the purchasers to us for purposes of allocating the risks associated with the private placement. The assertions embodied in the representations and warranties made by us are qualified by information set forth in a confidential disclosure letter that was delivered in connection with the execution of the unit subscription agreements. While we do not believe that the disclosure letter contains information that securities laws require us to publicly disclose, other than information that is being disclosed in this proxy statement, the disclosure schedule may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the unit subscription agreements. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure letter. Our disclosure letter contains information that in some cases has been included in our general prior public disclosures, and also may contain additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the unit subscription agreements, which subsequent information may or may not be fully reflected in the disclosure letter we delivered to the purchasers at signing and which may not be delivered by us until the closing date of the private placement.

The representations and warranties in the unit subscription agreements include, among other things:

•	the purchasers and our authority to enter into, and carry out the obligations under, the unit subscription agreements and the enforceability of the unit subscription agreements; and

•	retention of brokers or finders in connection with the private placement.

In addition, the unit subscription agreements contain additional representations and warranties by us as to certain other matters, including:

•	our organization, qualification, corporate power and good standing;

•	the organization, qualification and good standing of each of our subsidiaries, including, for purposes of the unit subscription agreements, of PyX;

•	capitalization;

•	this proxy statement and the special meeting;

•	the authorization of shares of common stock and the warrants to purchase shares of common stock to be issued pursuant to the unit subscription agreements;

•	the exemption of the units from the registration requirements of the Securities Act of 1933, as amended;

•	the absence of certain conflicts;

•	receipt of all necessary governmental authorizations required in connection with the private placement;

•	compliance with applicable legal requirements and material agreements;

•	the accuracy of certain of our SEC filings and our financial statements;

•	litigation matters;

•	the absence of certain changes since January 31, 2005;

•	our intellectual property;

•	adverse business developments;

•	outstanding registration rights;

•	the accuracy of our charter documents as provided to the purchasers; and

•	our use of the proceeds from the private placement.

All of the representations and warranties set forth in the unit subscription agreements survive for a period of one year following the closing of the private placement.

Certain Covenants

We have agreed to cooperate with the purchasers in connection with their filings with the SEC with respect to the units. Additionally, we have agreed to deliver to the purchasers any reports that we deliver to our stockholders generally and to reserve for issuance that number shares of our common stock issuable upon exercise of the warrants issued to the purchasers in connection with the private placement.

Indemnification

We have agreed to indemnify the purchasers with respect to breaches of representations, warranties and covenants contained in the unit purchase agreements. However, our liability for such breaches is limited to the aggregate purchase price paid by the purchasers in connection with the private placement. Further, the purchasers are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the unit subscription agreements exceed $25,000, after which they are entitled to be indemnified for the full amount of the damages, subject to the cap mentioned above.

Conditions Precedent

The completion of the private placement depends on the satisfaction of a number of conditions, including, among others, conditions relating to:

•	execution and delivery of the investor rights agreement;

•	accuracy of the representations and warranties of the parties and compliance by the parties with their respective covenants;

•	the approval of Proposals 1 and 2;

•	our listing status on the Nasdaq SmallCap Market;

•	completion of the merger; and

•	entry by PyX into a reseller agreement with LSI Logic.

Warrants

 The warrants issued in connection with the private placement have a term of five years and are exercisable at a per share price equal to 133% of the unit price described above under “Per Unit Purchase Price” subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like.   In addition, the shares of our common stock issuable upon exercise of the warrants are subject to adjustment in the event we issue shares of our common stock at a price less than the then applicable purchase price of the warrants, subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. If not exercised after five years, the right to purchase shares of our common stock pursuant to the warrants will terminate. The warrants contain a cashless exercise feature. The common stock underlying the warrants are entitled to the benefits and subject to the terms of the Registration Rights described below.

The form of warrant is attached to this proxy statement as Annex E. You should read the warrant carefully. It is the agreement that governs the terms of the warrant. The following information summarizes the terms related to the private placement and the unit subscription agreements.

Investor Rights Agreement

           We entered an investor rights agreement, dated as of _____, 2005, with the purchasers in the private placement. The investor rights agreement is attached to this proxy statement as Annex F. You should read the investor rights agreement carefully. It is the agreement that governs the terms under which we have agreed to register for resale the sale of the shares of common stock and the shares of common stock to be issued upon exercise of the warrants that will be issued to the purchasers in the private placement. The following summarizes the terms of the registration rights agreement.

Registration Rights

We have agreed to file a registration statement with the SEC within 60 days after the closing date of the private placement registering the resale of such shares of common stock, including the shares underlying the warrants, from time to time by these purchasers, and to use our best efforts to cause the registration statement to become effective as within 90 days after filing the registration statement. Once effective, the registration statement will permit the purchasers to sell their shares of common stock in the open market from time to time using the methods of distribution to be described in the registration statement. Our obligation to maintain the effectiveness of the registration statement terminates on the earlier of (i) two years after closing and (ii) the date that all of the shares of our common stock issued to the purchasers, including any shares purchased by the purchasers upon exercise of the preemptive rights described below under “Preemptive Rights,” (a) have been sold or (iii) can be sold under Rule 144(k) of the Securities Act of 1933, as amended. We have also agreed not to grant any other registration rights senior to the rights granted to the purchasers. We expect to register such shares for resale concurrently with those issued in the merger. We have also agreed to certain customary obligations and indemnity provisions relating to the registration process and to pay the expenses incurred in connection with the registration of these shares.

Rights of Participation

Each purchaser in the private placement will have the right to participate in any future private placements of our equity for a period of two years following the closing of the private placement. These rights are subject to certain customary exceptions, including, among other things, issuances to employees, officers and directors under our equity compensation plans. These rights are intended to enable the purchasers to maintain their pro rata interest in us according to their then-current ownership interest at the time of the applicable issuances.

The Voting Agreement

Certain members of our management are party to a voting agreement, dated ______, 2005, pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock in favor of proposals 1 and 2 and any other matter necessary to effect the transactions. The form of voting agreement is attached to this proxy statement as Annex D. You should read the voting agreement carefully. It is the agreement that governs the terms under which our management team has agreed to vote in favor of the transactions. The shares subject to the voting agreement represent approximately ___% of the outstanding shares of our common stock, based on the number of shares outstanding on _____, 2005.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote FOR the unit subscription agreement and the issuance of units consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock, for aggregate gross proceeds to us of $5,150,000, to the purchasers in the private placement.

OTHER MATTERS

Incorporation By Reference Of Annual Report On Form 10-K

Concurrently with this proxy statement, we are sending you a copy of our annual report on Form 10-K for the year ended October 31, 2004 and our quarterly report on Form 10-Q for the quarter ended January 31, 2005. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the Form 10-K, which contains important information about us and our financial condition that is not included in this proxy statement. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov).

Accountants

Representatives of BDO Seidman, LLP are not expected to be present at the Special Meeting will have an opportunity to make a statement if they so desire and will not be available to respond to appropriate questions.

By Order of the Board of Directors,

/s/ David W. Brunton

David W. Brunton
Secretary

San Ramon, California
[May 6], 2005

ANNEX A

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. OPINION

Annex A

ANNEX B

AGREEMENT AND PLAN OF MERGER

Annex B

ANNEX C

UNIT SUBSCRIPTION AGREEMENT

Annex C

ANNEX D

VOTING AGREEMENT

Annex D

ANNEX E

FORM OF WARRANT

Annex E

ANNEX F

INVESTOR RIGHTS AGREEMENT

Annex F